EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG
INVESTAR HOLDING CORPORATION,
INVESTAR BANK
AND
MAINLAND BANK
Dated as of October 10, 2018

i

AGREEMENT AND PLAN OF REORGANIZATION
This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) dated as of October 10, 2018 is by and among Investar Holding Corporation (“Investar”), a Louisiana corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), Investar Bank (“Investar Bank”), a Louisiana state non-member bank with its principal offices in Baton Rouge, Louisiana and wholly-owned subsidiary of Investar, and Mainland Bank (“Mainland Bank”), a Texas state non-member bank with its principal offices in Texas City, Texas.
RECITALS
WHEREAS, Mainland Bank desires to consolidate its business with Investar and Investar Bank, and Investar and Investar Bank desire to acquire Mainland Bank by merging Mainland Bank with and into Investar Bank (the “Merger”), pursuant to the terms and subject to the conditions set forth in this Agreement and an Agreement and Plan of Merger to be entered between Investar Bank and Mainland Bank (the “Bank Merger Agreement”), the form of which is attached hereto as Exhibit A;
WHEREAS, Investar Bank will be the surviving bank from the Merger and the separate corporate existence of Mainland Bank will cease;
WHEREAS, the respective boards of directors of Investar, Investar Bank and Mainland Bank believe that the acquisition of Mainland Bank by Investar in the manner provided by, and subject to the terms and conditions set forth in, this Agreement, the Bank Merger Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement, are desirable and in the best interests of their respective organizations and shareholders;
WHEREAS, the respective boards of directors of Investar, Investar Bank and Mainland Bank have approved this Agreement, the Bank Merger Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement and the Bank Merger Agreement;
WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, as a condition and inducement to the willingness of Investar and Investar Bank to enter into this Agreement, (i) each member of the board of directors and each executive officer of Mainland Bank who own shares of the common stock, par value $0.001 per share, of Mainland Bank (“Mainland Common Stock”) has entered into a voting agreement, dated as of the date hereof, pursuant to which he or she agrees to vote the shares of Mainland Common Stock beneficially owned by such Person for and in favor of this Agreement, the Merger and the transactions contemplated hereby (the “Voting Agreement”), (ii)  each member of the board of directors of Mainland Bank has entered into a support and non-competition agreement, dated as of the date hereof (the “Director Support Agreement”), and (iii) each member of the board of directors and each executive officer of Mainland Bank has executed and delivered a release, substantially in the form attached hereto as Exhibit B and dated as of the date hereof, releasing Mainland Bank from any and all claims by such directors and officers (except as otherwise described in such instrument) (the “Release”).
AGREEMENT
NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties hereto, intending to be legally bound, hereby undertake, promise, covenant and agree with each other as follows.

ARTICLE I
THE MERGER
Section 1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the Bank Merger Agreement, at the Effective Time (as defined in Section 8.2 hereof), Mainland Bank shall be merged with and into Investar Bank (defined above as the “Merger”), with Investar Bank as the surviving bank (which, as the surviving bank, is hereinafter referred to as “Surviving Bank” whenever reference is made to it at or after the Effective Time), and the separate corporate existence of Mainland Bank will cease as a result of the Merger, pursuant to the provisions of, and with the effect provided for in accordance with the provisions of Section 355 of the Louisiana Banking Law (“LBL”), Chapter 10 of the Texas Business Organizations Code (“TBOC”) and Section 32.301 of the Texas Finance Code (the “TFC”).
Section 1.2    Effect of Merger. At the Effective Time, the Merger shall have the effects described in the Bank Merger Agreement and as set forth in Section 355 of the LBL. The name of the Surviving Bank shall be “Investar Bank”.
Section 1.3    Approvals and Notices. The parties shall use commercially reasonable efforts in the procurement of consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Board of Governors of the Federal Reserve System (“Federal Reserve”), the Louisiana Office of Financial Institutions (“OFI”), the Texas Department of Banking (“TDB”) and the Federal Deposit Insurance Corporation (“FDIC”).
Section 1.4    Tax Consequences. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Mainland Bank and Investar Bank shall prepare and file with each of their respective Tax Returns all information required by Treasury Regulation Section 1.368-3 and related provisions of the Treasury Regulations in a manner consistent with treating the transactions contemplated by this Agreement as a reorganization described in Section 368(a)(1) of the Code and shall take no position (whether in audits, Tax Returns or otherwise) that is inconsistent with this treatment unless required to do so by applicable law.
Section 1.5    Modification of Structure. Notwithstanding any provisions of this Agreement to the contrary, Investar may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby, so long as (a) there are no material adverse federal or state income tax consequences to the shareholders of Mainland Bank as a result of such modification, (b) the consideration to be paid to holders of Mainland Common Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (c) such modification shall not be reasonably likely to materially delay or jeopardize receipt of any required regulatory approvals or the consummation of the Merger. Upon such election, the parties agree to amend this Agreement and any related documents in order to reflect the revised structure.

ARTICLE II
CONSIDERATION AND EXCHANGE PROCEDURES
Section 2.1    Merger Consideration and Conversion of Shares.
(a)    As consideration for the Merger, Investar shall issue to the holders of the Mainland Common Stock (except for Dissenting Shares as defined in Section 2.3) at the Effective Time, shares of common stock, par value $1.00 per share, of Investar (“Investar Common Stock”) in the amount described in this Section 2.1 (the “Merger Consideration”).
(b)    The total number of shares of Investar Common Stock available to all shareholders of the Bank as consideration in the Merger shall be a fixed number of shares equal to 763,849, and decreased by the number of shares determined pursuant to Section 2.2, if any (the “Exchange Pool”). The Exchange Pool shall be adjusted appropriately to reflect the effect of any stock dividend (including any dividend or distribution of securities convertible into Investar Common Stock), stock split, reclassification, recapitalization, reorganization, conversion, combination, exchange of shares or other like change with respect to Investar Common Stock, occurring or having a record date prior to the Effective Time, and such adjustment shall provide to the shareholders of Mainland Bank the same economic effect as contemplated by this Agreement prior to such action; provided, however, that no such adjustment shall be made with regard to Investar Common Stock if Investar issues additional shares of Investar Common Stock and receives fair value consideration for such shares.
(c)    Each share of Mainland Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares as defined in Section 2.3), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive a number of shares of Investar Common Stock equal to the quotient, rounded to the nearest ten thousandth (the “Exchange Ratio”), obtained by dividing the Exchange Pool by the number of shares of Mainland Common Stock (including Dissenting Shares) outstanding immediately prior to the Effective Time. Each certificate previously representing shares of Mainland Common Stock immediately prior to the Merger shall thereafter represent only the right to receive the Merger Consideration.
(d)    Each share of Mainland Common Stock held in the treasury of Mainland Bank immediately prior to the Effective Time shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

(e)    Notwithstanding anything in this Agreement to the contrary, Investar will not issue any certificates or scrip representing fractional shares of Investar Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of fractional shares, cash adjustments (without interest) will be paid to the holder of Mainland Common Stock in respect of any fraction of a share of Investar Common Stock that would otherwise be issuable to such holder of Mainland Common Stock, and the amount of such cash adjustment shall be determined by multiplying the fraction of a share of Investar Common Stock otherwise issuable by $26.54. For purposes of determining any fractional share interest, all shares of Mainland Common Stock owned by a shareholder shall be combined so as to calculate the maximum number of whole shares of Investar Common Stock issuable to such shareholder of Mainland Bank.
Section 2.2    Adjustments to Merger Consideration.
(a)    Mainland Bank shall pay or accrue all Transaction Expenses (defined below) on or prior to the close of business on the date that is three (3) Business Days prior to the Closing Date (the “Calculation Date”). For purposes of this Section 2.2, “Transaction Expenses” means all costs and expenses of Mainland Bank related to or associated with the transactions contemplated by this Agreement through the Closing Date, including, without limitation, (i) the amount of all legal, accounting and professional costs and expenses of Mainland Bank associated with this Agreement and the transactions contemplated by this Agreement through the Closing Date; (ii) any fees and commissions payable by Mainland Bank to any broker, finder or investment banking firm in connection with the Merger, including any cost to obtain any opinion as to the financial fairness of the Merger; (iii) any fee, contract payment, penalty or liquidated damages associated with the termination of Mainland Bank’s contracts with any provider listed on Schedule 5.10 on or following the Closing Date pursuant to Section 5.10, including any costs or expenses associated with the termination of Mainland Bank’s data processing contract(s) and any associated de-conversion costs or fees, and all amounts owed by Mainland Bank under the terms of any such contract that Mainland Bank is unable to terminate in accordance with Section 5.10; (iv) the accrual through the Closing Date in accordance with generally accepted accounting principles (“GAAP”) of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements of Mainland Bank; (v) any cost to fully fund and liquidate any Mainland Bank Employee Plan (as defined in Section 3.19); (vi) costs associated with printing and mailing the Proxy Statement/Prospectus (as defined in Section 5.3) to shareholders of Mainland Bank; (vii) cost of the Tail Coverage described in Section 5.13; and (viii) any payments to be made pursuant to any existing employment, change in control, salary continuation, phantom stock, deferred compensation or other similar agreements or severance, noncompetition, retention or bonus arrangements between Mainland Bank and any other Person.
(b)    In the event that the aggregate Transaction Expenses of Mainland Bank, calculated as of the Calculation Date are more than $1,075,000 (the

(“Expense Cap”), then the Exchange Pool will be reduced by a number of shares of Investar Common Stock equal to the quotient obtained by dividing: (i) the difference between the aggregate Transaction Expenses and the Expense Cap by (ii) $26.54.

Section 2.3    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any holder of Mainland Common Stock who strictly complies with the procedural requirements of Chapter 10, Subchapter H of the TBOC shall be entitled to receive payment of the fair value of his or her shares of Mainland Common Stock (“Dissenting Shares”); provided, however, that if such holder fails in any respect to strictly comply with the procedural requirements of the TBOC, such holder will be entitled only to receive the consideration described in this Article II. Mainland Bank will give prompt written notice to Investar of any communications received from any shareholder of Mainland Bank related to the exercise of, or indicating an intent to exercise, dissenting shareholder rights.
Section 2.4    Exchange of Shares.
(a)    At or prior to the Effective Time, Investar shall deposit or cause to be deposited in trust with American Stock Transfer & Trust Company LLC, or such other Person as may be designated by Investar (the “Exchange Agent”), (i) certificates representing shares of Investar Common Stock comprising the Merger Consideration, and (ii) an aggregate amount of cash that is deliverable in lieu of any fractional shares of Investar Common Stock pursuant to Section 2.1(e) (such certificates and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than as provided in this Agreement.
(b)    As soon as practicable following the Effective Time, Investar will instruct the Exchange Agent to mail to each holder of record of an outstanding certificate or certificates which as of the Effective Time represented shares of Mainland Common Stock (the “Certificates”), a form letter of transmittal which shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (ii) contain instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Mainland Common Stock represented by such Certificate(s) shall have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”). Upon surrender to the Exchange Agent of a Certificate, together with the Transmittal Materials completed and duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Investar Common Stock and/or the amount of cash, if any, provided in Section 2.1 and as may be adjusted pursuant to Section 2.2 hereof, and such Certificate shall forthwith be cancelled. Investar shall provide the Exchange Agent with certificates for Investar Common Stock, as requested by the Exchange Agent, for the number of shares provided in Section 2.1. No interest shall be paid or accrued with respect to the shares of Investar Common Stock or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.4, after the Effective Time, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes solely the right to receive the Merger Consideration allocable to such Certificates without any interest thereon.

(c)    No dividends or other distributions declared after the Effective Time with respect to shares of Investar Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate and completed and duly executed Transmittal Materials to the Exchange Agent in accordance with this Section 2.4. After the surrender of a Certificate in accordance with this Section 2.4, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had been declared after the Effective Time with respect to the shares of Investar Common Stock attributable to such surrendered Certificate.
(d)    After the Effective Time, the stock transfer ledger of Mainland Bank shall be closed and there shall be no transfers on the stock transfer books of Mainland Bank of the shares of Mainland Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Investar, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.4.
(e)    Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of Mainland Bank for six (6) months after the Exchange Agent mails the Transmittal Materials pursuant to this Section 2.4 shall be returned to Investar upon demand, and any shareholders of Mainland Bank who have not previously complied with the exchange procedures in this Article II shall look to Investar only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.
(f)    If any certificate representing shares of Investar Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Investar and the Exchange Agent) for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Investar Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.
(g)    None of Investar, Mainland Bank, the Exchange Agent or any other Person shall be liable to any former holder of shares of Mainland Common Stock for any Investar Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
(h)    In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Investar or the Exchange Agent, the posting by such Person of a bond in such amount as Investar or the Exchange Agent may direct, as indemnity against any claim that may be made against Investar with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MAINLAND BANK
Mainland Bank hereby makes the following representations and warranties to Investar as of the date of this Agreement and as of the Closing Date.
Section 3.1    Organization.
(a)    Mainland Bank is a Texas state banking association, duly organized, validly existing and in good standing under the laws of the State of Texas. The nature of the business of Mainland Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas.
(b)    Mainland Bank has the requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it.
(c)    True and complete copies of the Organizational Documents of Mainland Bank, as amended to date, have been delivered or made available to Investar.
(d)    Mainland Bank (i) does not have any Subsidiaries or Affiliates (each as defined in Section 12.1), and (ii) has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies, in a fiduciary capacity, or as part of Mainland Bank’s investment portfolio. Mainland Bank does not have Knowledge of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of shareholders of Mainland Bank. The business carried on by Mainland Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of Mainland Bank.
(e)    The deposit accounts of Mainland Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by Mainland Bank.
Section 3.2    Capitalization.
(a)    The authorized capital stock of Mainland Bank consists of 500,000 shares of common stock, par value $0.001 per share, of which 251,357 are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Mainland Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state laws, and are not subject to any restrictions or limitations prohibiting or restricting transfers except as provided under federal or state securities laws.

(b)    Except for the Voting Agreement, there are no irrevocable proxies with respect to the Mainland Common Stock, and there are no outstanding or authorized subscriptions, options, warrants, convertible securities, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to securities of Mainland Bank.
(c)    Mainland Bank does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock or other securities of Mainland Bank. Except pursuant to the Voting Agreement, to Mainland Bank’s Knowledge, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting Mainland Common Stock or other securities of Mainland Bank.
(d)    Except as set forth in Schedule 3.2(e), Mainland Bank has not paid any dividends on the Mainland Common Stock since December 31, 2017. There are no restrictions applicable to the payment of dividends or distributions on the Mainland Common Stock except pursuant to applicable laws and regulations, and all dividends or distributions declared before the date of this Agreement have been paid.
Section 3.3    Approvals; Authority.
(a)    Mainland Bank has the requisite corporate power and authority to execute and deliver this Agreement (and any related documents), and subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly approved and authorized by the board of directors of Mainland Bank. The board of directors of Mainland Bank has determined, through valid corporate action approved by at least a majority of its members, that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Mainland Bank and its shareholders, has resolved to recommend to Mainland Bank’s shareholders the approval of this Agreement and the transactions contemplated hereby, and has directed that the Agreement be submitted to Mainland Bank’s shareholders for approval and adoption. Except for the approval, in accordance with applicable law and the Organizational Documents of Mainland Bank, of the shareholders of Mainland Bank (the “Requisite Shareholder Approval”), and the filing of a certificate of merger relating to the Merger with and acceptance for record of such certificate by the OFI and the TDB, no further actions or corporate proceedings on the part of Mainland Bank are necessary to execute and deliver this Agreement or the related documents and to consummate the transactions contemplated hereby, including the Merger.
(b)    This Agreement has been duly executed and delivered by Mainland Bank. Assuming the due authorization, execution and delivery by Investar and Investar Bank, this Agreement is a duly authorized, valid, legally binding agreement of Mainland Bank enforceable against Mainland Bank in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar law affecting creditors’ rights and remedies generally and general equitable principles, including principles of commercial reasonableness, good faith and fair dealing (collectively, the “Bankruptcy Exception”).

Section 3.4    Investments. Mainland Bank has delivered to Investar a true and complete list, as of August 31, 2018, of all securities, including municipal bonds, owned by Mainland Bank, and all such securities are owned by Mainland Bank of record, except those held in bearer form, and beneficially, free and clear of all mortgages, liens, pledges and encumbrances. There are no entities in which Mainland Bank owns five percent (5%) or more of the issued and outstanding voting securities. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in Mainland Bank’s securities portfolio.
Section 3.5    Financial Statements.
(a)    Mainland Bank has delivered or made available to Investar true and complete copies of (i) the audited consolidated balance sheets of Mainland Bank as of December 31, 2017, 2016 and 2015, the audited consolidated statements of income, cash flows and changes in shareholders’ equity of Mainland Bank for the years ended December 31, 2017, 2016 and 2015, accompanied by the reports thereon of Mainland Bank’s independent auditors (the “Financial Statements”). The Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to GAAP applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present the consolidated financial condition of Mainland Bank at the dates thereof and the consolidated results of operations and cash flows (to the extent applicable) for the periods then ended (subject to notes and normal year-end audit adjustments that were not material in amount or effect), and the accounting records underlying the Financial Statements accurately and fairly reflect in all material respects the transactions of Mainland Bank. The Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.
(b)    Mainland Bank has delivered or made available to Investar true and complete copies of the Reports of Condition and Income (“Mainland Bank Call Reports” and together with the Financial Statements, the “Mainland Bank Financial Statements) filed by Mainland Bank with the appropriate regulatory authorities for each of the periods during the three years ended December 31, 2017 and the six months ended June 30, 2018. Each Mainland Bank Call Report fairly presents, in all material respects, the financial position of Mainland Bank and the results of its operations at the date and for the period indicated in that Mainland Bank Call Report in conformity with the then-applicable instructions to the Reports of Condition and Income as promulgated by the Federal Financial Institutions Examination Council (the “Call Report Instructions”). The Mainland Bank Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.
(c)    Mainland Bank has not incurred any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any Mainland Bank Employee Plan), that is not reflected in or disclosed in the Mainland Bank Financial Statements, except those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the date of the Mainland Bank Financial Statements.

Section 3.6    Loan Portfolio and Allowance for Loan and Lease Losses.
(a)    Mainland Bank has delivered to Investar a true and complete list, as of August 31, 2018, of all loans of Mainland Bank showing for each loan thereon the account number and the outstanding principal balance due (the “Loan Schedule”). All loans listed on the Loan Schedule and all currently outstanding loans of Mainland Bank (each a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited and originated, and currently exist in material compliance with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by the Bankruptcy Exception. All Loans structured to be secured have been secured by valid security interests that have been perfected. Mainland Bank has not entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. No claim or defense as to the enforcement of any Loan has been asserted, and Mainland Bank has no Knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense. The credit files of Mainland Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to it that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio (including Loans that will be outstanding if it advances funds it is obligated to advance).
(b)    The allowance for loan and lease losses shown on the Mainland Bank Financial Statements were, as of the date of such Mainland Bank Financial Statements, and with respect to any financial statements or Mainland Bank Call Reports prepared as of any date subsequent to the execution of this Agreement shall be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all material respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of Mainland Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such Loans.

Section 3.7    Certain Loans and Related Matters.
(a)    Except as set forth in Schedule 3.7(a), Mainland Bank is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement under the terms of which the obligor is thirty (30) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Mainland Bank or, to the Knowledge of Mainland Bank, any Governmental Body with supervisory jurisdiction over Mainland Bank, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such Persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Mainland Bank, or any ten percent (10%) or more shareholder of Mainland Bank, or any Person, controlling, controlled by or under common control with any of the foregoing; (iv) loan agreement, note or borrowing arrangement in material violation of any law or regulation applicable to Mainland Bank; or (v) loan that is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards Codification (ASC) Subtopic 310-40.
(b)    Mainland Bank has delivered to Investar a true and complete list (the “Problem Asset List”) as of August 31, 2018 of all the substandard, doubtful, loss, nonperforming, problem loans or other assets of Mainland Bank on the internal watch list of Mainland Bank that have been classified internally by management of Mainland Bank, or that have been classified during any external loan review or regulatory examination. Except as set forth in Schedule 3.7(b), there is no other asset, loan agreement, note or borrowing arrangement which should be included on a Problem Asset List in accordance with Mainland Bank’s ordinary course of business and consistent with prudent banking principles.
Section 3.8    Real Property Owned or Leased.
(a)    Mainland Bank has delivered to Investar a true and complete list of all real property owned or leased by Mainland Bank, including properties that Mainland Bank has foreclosed on and all other real estate owned, as well as Mainland Bank’s premises and all improvements and fixtures thereon (the “Mainland Bank Real Property”). Mainland Bank has delivered or made available to Investar true and complete copies of all (i) deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the Mainland Bank Real Property, and (ii) mortgages, deeds of trust and security agreements to which the Mainland Bank Real Property is subject.

(b)    No lease or deed with respect to any Mainland Bank Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Mainland Bank Real Property pertaining to its current primary business purpose. Each such lease is a legal, valid and binding obligation, enforceable in accordance with its terms (except as may be limited by the Bankruptcy Exception), and is in full force and effect. Mainland Bank has not received any notice of claims of any defaults by Mainland Bank or the other party thereunder and, to the Knowledge of Mainland Bank, there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.
(c)    None of the buildings and structures located on any Mainland Bank Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by any other Person, nor does any building or structure of any other Person encroach upon any Mainland Bank Real Property. No condemnation proceeding is pending or, to Mainland Bank’s Knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Mainland Bank Real Property in the manner in which it is currently being used.
(d)    Mainland Bank has good and marketable title to, or a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all Mainland Bank Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property Taxes not yet due and payable, local improvement district assessments, easements, covenants, restrictions and other matters of record.
(e)     All buildings and other facilities used in the business of Mainland Bank are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.
Section 3.9    Personal Property. Mainland Bank has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Mainland Bank Personalty”), free and clear of all liens, charges or other encumbrances and except (a) as noted in the Mainland Bank Financial Statements, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings (c) consensual land lord liens, (d) pledges of assets in the ordinary course of business to secure public fund deposits, (e) those assets and properties disposed of for fair market value in the ordinary course of business since the applicable dates of the Mainland Bank Financial Statements and (f) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Mainland Bank Personalty. Subject to ordinary wear and tear, the Mainland Bank Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.10    Environmental Laws. Mainland Bank and any properties or businesses owned or operated by Mainland Bank are and have been in material compliance with all applicable Environmental Laws (as hereinafter defined) and Occupational H&S Laws (as hereinafter defined) and permits required thereunder. Mainland Bank has obtained all material permits, licenses and authorizations that are required under all Environmental Laws and Occupational H&S Laws, all such permits are in full force and effect, to the Knowledge of Mainland Bank there exists no basis for revocation or suspension of the permits, and the permits shall not be affected by the transactions contemplated herein. Mainland Bank (a) has not received any written notice of any violation of, or alleged violation of, any Environmental Laws or Occupational H&S Laws by Mainland Bank; (b) has not generated, stored, or disposed of any Hazardous Materials (as hereinafter defined) except in compliance with the Environmental Laws; and (c) is not subject to any written claim or recorded lien asserted against it under any Environmental Laws or Occupational H&S Laws or relating to Hazardous Materials. No release (including a release defined at CERCLA, 42 U.S.C. 9601(22)) of Hazardous Materials has occurred at or from any Mainland Bank Real Property during the term of the ownership, lease or operation thereof by Mainland Bank for which the Environmental Laws require notice to any third party, further investigation or response action of any kind. To the Knowledge of Mainland Bank, no asbestos-containing materials are present at any facility owned, leased or operated by Mainland Bank. No real property currently owned, leased or operated by Mainland Bank is, or to the Knowledge of Mainland Bank has been, used as an industrial site or a landfill. To the Knowledge of Mainland Bank, there are no underground storage tanks used for the storage of Hazardous Materials at any Mainland Bank Real Property. Mainland Bank has furnished or shall furnish Investar copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to the Mainland Bank Real Property. None of the Mainland Bank Real Property is encumbered by a lien arising or imposed under any Environmental Law. The transactions contemplated by this Agreement shall not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any of the so‑called “transaction‑triggered” or “responsible property transfer” Environmental Laws.
“Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance or code, in each case as amended as of the date of this Agreement, including any applicable and enforceable judicial or administrative order, consent decree, or judgment, relating to the environment, Hazardous Materials, or the effect of Hazardous Materials on human health, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq. (“CERCLA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.
“Hazardous Materials,” as used in this Agreement, means (i) any petroleum or petroleum products, natural gas, or natural gas products, regulated radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs) at regulated concentrations, and radon gas at regulated concentrations, (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants” under any Environmental Laws and (iii) any other chemical, material, waste or substance which is regulated as hazardous or toxic to human health or the environment by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials containing asbestos or lead.
“Occupational H&S Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance or code, in each case as amended as of the date of this Agreement, including any applicable and enforceable judicial or administrative order, consent decree or judgment, relating to occupational health or safety, including without limitation the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., but excluding Environmental Laws.
Section 3.11    Proceedings. Except as set forth in Schedule 3.11, there are no Proceedings (as defined Section 12.1(h)) pending or, to Mainland Bank’s Knowledge, threatened against Mainland Bank, and Mainland Bank has no Knowledge of any basis for the same, including, without limitation, any Proceeding that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by Mainland Bank pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Mainland Bank is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body. Except as set forth on Schedule 3.11, the amounts in controversy in each Proceeding, and the costs and expenses of the defense thereof (including attorneys’ fees) are fully covered by insurance, subject to the deductible set forth on Schedule 3.11 with respect to each Proceeding and subject to the policy limits disclosed on Schedule 3.11.
Section 3.12    Taxes.
(a)    For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:
“Affiliated Group” means any affiliated group within the meaning of Code § 1504(a).
“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that Mainland Bank, or Investar, as the case may be, or any of their respective Subsidiaries is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.
“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.
(b)    Mainland Bank has filed all Tax Returns that it was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which Mainland Bank is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by Mainland Bank and any affiliated, consolidated, combined or unitary group of which Mainland Bank is or was a member (whether or not shown on any Tax Return) have been paid. Mainland Bank is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by a Governmental Body or other authority in a jurisdiction where Mainland Bank does not file Tax Returns that Mainland Bank is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Mainland Bank that arose in connection with any failure (or alleged failure) of Mainland Bank to pay any Tax.

(c)    Mainland Bank has collected or withheld and duly paid to the appropriate Governmental Body all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.
(d)    There is no Proceeding, audit or assessment concerning any Tax Liability of Mainland Bank either (i) claimed or raised by any Governmental Body in writing or (ii) as to which any of the directors and officers of Mainland Bank has Knowledge based upon personal contact with any agent of such Governmental Body. There are no federal, state, local, and foreign income Tax Returns filed with respect to Mainland Bank for any taxable period that are still open under the applicable statute of limitations which have been audited or that are currently the subject of audit. Mainland Bank has made available to Investar correct and complete copies of all federal income Tax Returns and statements of deficiencies assessed against or agreed to by Mainland Bank with respect to all taxable periods that are still open under the applicable statute of limitations.
(e)    Mainland Bank has not taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(f)    Mainland Bank has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(g)    Mainland Bank has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Mainland Bank has not participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Section 6011, 6111 and 6112 of the Code. If Mainland Bank has participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Tax regulations. Mainland Bank (i) is not a party to any Tax allocation or sharing agreement, (ii) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (iii) has no Liability for the Taxes of any Person under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(h)    Mainland Bank has not been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(i)    Neither of Mainland Bank or Investar shall be required to include any item of income in, nor shall Mainland Bank or Investar be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in Mainland Bank’s method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date by Mainland Bank; (iii) intercompany transaction or excess loss account of Mainland Bank described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by Mainland Bank; (v) prepaid amount received on or prior to the Closing Date by Mainland Bank; or (vi) election under Section 108(i) of the Code.
(j)    Mainland Bank did not constitute either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(k)    Mainland Bank is not required to make any adjustment under Code § 481(a) by reason of a change in accounting method or otherwise.
(l)    The unpaid Taxes of Mainland Bank (i) did not, as of December 31, 2017, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Mainland Bank Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Mainland Bank in filing its Tax Returns.
(m)    Schedule 3.12(m) sets forth an accurate and complete description as to any United States federal net operating and capital loss carryforwards for Mainland Bank (including any limitations of such net operating or capital loss carryforwards under Code Sections 382, 383 or 384 or the Treasury Regulations) as of December 31, 2017 and the expiration dates thereof.

(n)    Effective January 1, 1997 (the “Mainland Bank S Election Date”), Mainland Bank made a valid election to be taxed, for federal income tax purposes, as a corporation under Subchapter S of the Code (an “S corporation”), and such election at all times since the Mainland Bank S Election Date until January 1, 2018 remained validly in effect. Mainland Bank has properly terminated, and has taken or caused to be taken all actions necessary to terminate, its S corporation status effective as of January 1, 2018, Mainland Bank has not, in the past five years (i) acquired assets from another corporation in a transaction in which Mainland Bank’s tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary. Mainland Bank has not ever been, is not currently and will not at any time on or before the Closing Date be liable for any Tax under Sections 1374, 1375 or Section 1374 as it existed prior to the Tax Reform Act of 1986 of the Code.
(o)    None of the liabilities assumed by Investar Bank pursuant to the Merger is an obligation to make a payment that is not deductible under Section 280G of the Code (or any corresponding provision of state, local or non-US Tax law) or is an obligation to make a payment that, if made or deemed made by Investar Holdings, would not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or non-US Tax law).
(p)    Mainland Bank has not received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing Governmental Body).
(q)    Mainland Bank has not engaged in any distribution, dividend, redemption, transfer, exchange, sale or any other transaction which would, either individually or in the aggregate, disqualify the Merger as reorganization described in Section 368(a) of the Code by reason of Investar Bank not acquiring or being deemed to not acquire “substantially all” of the assets of Mainland Bank within the meaning of Section 368(a)(2)(D) of the Code.

Section 3.13    Contracts and Commitments. Schedule 3.13 sets forth a true and complete listing, as of August 31, 2018, of all leases, subleases, licenses, contracts and agreements to which Mainland Bank is a party, and which (a) relate to real property used by Mainland Bank in its operations, including any Mainland Bank Real Property (such Mainland Bank Contracts being referred to herein as the “Mainland Bank Leases”), (b) involve payments to or by Mainland Bank in excess of $10,000 per year during the term thereof, (c) involve termination payments by Mainland Bank in excess of $5,000, (d) contain any right of first refusal or option to purchase in favor of a third party, (e) limit in any material respect the ability of Mainland Bank or any of its businesses to manage or operate any business or solicit any current, former or potential customers, borrowers or lessees, or the manner in which, or the localities in which, any portion of the businesses of Mainland Bank are conducted, (f) include any provisions that will be triggered or accelerated as a result of the transactions contemplated by this Agreement, (g) provide for the indemnification by Mainland Bank of any Person, other than customary indemnification provisions in vendor agreements entered into in the ordinary course (the “Mainland Bank Contracts”). True and complete copies of all such Mainland Bank Contracts, and all amendments thereto, have been made available to Investar. The term “Mainland Bank Contracts” does not include (i) loans made by, (ii) unfunded loan commitments of $50,000 or less made by, (iii) letters of credit of $10,000 or less issued by, (iv) loan participations of, (v) federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) spot foreign exchange transactions of, (viii) bankers acceptances of or (ix) deposit liabilities of, Mainland Bank. Except as set forth in Schedule 3.13, no participations or Loans have been sold that have buy-back, recourse or guaranty provisions that create contingent or direct liability to Mainland Bank. All of the Mainland Bank Contracts are legal, valid and binding obligations of the parties to the Mainland Bank Contracts enforceable according to their terms, subject to the Bankruptcy Exception. Except as set forth on Schedule 3.13, all rent and other payments by Mainland Bank under the Mainland Bank Contracts is current, there are no existing defaults by Mainland Bank under the Mainland Bank Contracts and no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder. Mainland Bank has a good and marketable leasehold interest in each of the properties subject to the Mainland Bank Leases, free and clear of all mortgages, pledges, liens, encumbrances and security interests, but subject to all matters of record. No power of attorney or similar authorization given directly or indirectly by Mainland Bank is current outstanding.

Section 3.14    Insurance Policies. A true and complete list of all fidelity bonds and insurance policies (including any bank owned life insurance, but excluding credit life policies) owned or held by or on behalf of Mainland Bank is set forth in Schedule 3.14. All of the policies set forth on Schedule 3.14, (a) are presently in full force and effect and all premiums that are due and payable with respect thereto are currently paid, (b) are sufficient for compliance with all requirements of applicable laws and of all agreements to which Mainland Bank is a party, (c) are adequate for the business conducted by Mainland in respect of amounts, types and risks insured (other than the risk of terrorist attacks), (d) are valid, outstanding and enforceable policies (except as may be limited by the Bankruptcy Exception), and (e) shall remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or notified or indicated to Mainland Bank an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Mainland Bank is not in default under any such policy or bond, and all material claims thereunder have been filed. Mainland Bank has not been denied or had revoked or rescinded any policy of insurance during the last three (3) fiscal years. There have been no claims under any fidelity bonds of Mainland Bank within the last three (3) years, and Mainland Bank has no Knowledge of any facts that would form the basis of a claim under such bonds.
Section 3.15    No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby shall not (a) conflict with or violate any provision of the Organizational Documents of Mainland Bank or (b) subject to obtaining the Requisite Shareholder Approval and all regulatory approvals and consents and the consents of the third parties set forth in Schedule 3.16, shall not (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Mainland Bank or any of its properties or assets or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Mainland Bank to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Mainland Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Mainland Bank is a party, or by which any of its properties or assets may be bound or affected.
Section 3.16    Consents and Approvals. Except for prior approval of the Merger by the Governmental Bodies having jurisdiction over Mainland Bank, the Requisite Shareholder Approval and the consents of the third parties set forth in Schedule 3.16, no prior consent, approval or authorization of, or declaration, filing or registrations with, any Person is required of Mainland Bank in connection with the execution, delivery and performance by Mainland Bank of this Agreement and the transactions contemplated hereby or the resulting change in control of Mainland Bank. Mainland Bank has no Knowledge of any fact or circumstance relating to it that would materially impede or delay receipt of any required regulatory approval, the Merger or any other transaction contemplated by this Agreement.

Section 3.17    Absence of Certain Changes or Events. Except as set forth on Schedule 3.17, since June 30, 2018, Mainland Bank has conducted its business only in the ordinary and usual course consistent with past business practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and has not:
(a)    Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, other than in the ordinary course of business and consistent with past business practices;
(b)    Discharged or satisfied any lien, charge or encumbrance or paid any obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past business practices;
(c)    Increased the shares of Mainland Common Stock outstanding or its surplus (as calculated in accordance with GAAP or the Call Report Instructions, as applicable), or declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;
(d)    Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;
(e)    Acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);
(f)    Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible except (i) as described in Schedule 3.17, (ii) statutory liens not yet delinquent, (iii) consensual landlord liens, (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (v) pledges of assets to secure public funds deposits, and (vi) those assets and properties disposed of for fair value since the applicable dates of the Mainland Bank Financial Statements;
(g)    Sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim, other than in the ordinary course of business and consistent with past business practices;

(h)    Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably constitute a Material Adverse Effect with respect to Mainland Bank;
(i)    Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license or proprietary right or modified any existing rights with respect thereto;
(j)    Made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees, or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit‑sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;
(k)    Made any capital expenditures or capital additions or betterments in excess of an aggregate of $10,000;
(l)    Instituted, had instituted against it, settled or agreed to settle any litigation, action or Proceeding before any court or Governmental Body relating to its property or assets;
(m)    Suffered any change, event or condition that, individually or in the aggregate, has caused or is reasonably likely to result in a Material Adverse Effect with respect to Mainland Bank;
(n)    Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, renewed, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with past business practices;
(o)    Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person, firm or corporation, other than in the ordinary course of business and consistent with past business practices;
(p)    Sold, or Knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with prudent business practices, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(q)    Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or regulatory accounting principles (“RAP”);
(r)    Sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in an aggregate amount of $25,000 or more;
(s)    Made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests (as such term is defined in 12 C.F.R. Part 215) in an aggregate principal amount of $25,000 or more; or
(t)    Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (s) above.
Section 3.18    Employment Relations. The relations of Mainland Bank with its employees are satisfactory. Mainland Bank has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. Mainland Bank has complied in all material respects with all laws relating to the employment of labor with respect to its employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar taxes, and no Person has asserted to Mainland Bank that Mainland Bank is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. Mainland Bank is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against Mainland Bank before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of Mainland Bank, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. Except as set forth in Schedule 3.18, to the Knowledge of Mainland Bank, no key executive officer or manager of Mainland Bank or any group of employees of Mainland Bank has or have any present plans to terminate their employment with Mainland Bank. To the Knowledge of Mainland Bank, no executive officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, and the continued employment of each such executive officer does not subject Mainland Bank to any material liability with respect to any of the foregoing matters.

Section 3.19    Employee Benefit Plans.
(a)    Schedule 3.19(a) lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of Mainland Bank or any of its ERISA Affiliates (as defined below) that are sponsored or maintained by Mainland Bank or any of its ERISA Affiliates or to which Mainland Bank or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of Mainland Bank or any of its ERISA Affiliates or with respect to which Mainland Bank or any of its ERISA Affiliates has any liability, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any employment agreement or collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“Mainland Bank Employee Plan”). Schedule 3.19(a) also identifies any Mainland Bank Employee Plan that is subject to Title IV of ERISA (“Title IV Plan”). “ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Mainland Bank, or that is a member of the same “controlled group” as Mainland Bank pursuant to Section 4001(a)(14) of ERISA.
(b)    Mainland Bank has delivered or made available to Investar: (i) true and complete copies of all documents setting forth the terms of each Mainland Bank Employee Plan, including all amendments thereto and all related trust documents and insurance policies; (ii) the three most recent actuarial reports and annual reports (Form 5500 Series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Mainland Bank Employee Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Mainland Bank Employee Plan; (iv) all current employee handbooks and other policies delivered or made available to Mainland Bank’s employees and other service providers; and (v) the most recent Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each Mainland Bank Employee Plan intended to be qualified under Section 401(a) of the Code.

(c)    There is no pending or, to the Knowledge of Mainland Bank, threatened Proceeding relating to any Mainland Bank Employee Plan. Except as set forth in Schedule 3.19(c), all Mainland Bank Employee Plans comply and have been administered in all material respects with all applicable requirements of ERISA, the Code and other applicable laws and all Mainland Bank Employee Plans have been operated in substantial compliance with their terms. There has occurred no “prohibited transaction” (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) with respect to Mainland Bank Employee Plans which is likely to result in the imposition of material penalties or Taxes upon Mainland Bank under Section 502(i) or 502(l) of ERISA or Section 4971 or 4975 through 4980 of the Code. Neither Mainland Bank, any ERISA Affiliate, nor any of their current or former directors, officers, employees or any other “fiduciary” within the meaning of ERISA Section 3(21), has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law, or has any material liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the assets of any Mainland Bank Employee Plan. All contributions, premiums or other payments required by law or by any Mainland Bank Employee Plan (i) that are due on or before the Closing have been paid or shall be paid prior to the Closing, and (ii) that have accrued on or before the Closing have been or shall be paid or properly accrued at the Closing.
(d)     Mainland Bank has no obligations for post-retirement or post-employment health or medical benefits under any Mainland Bank Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws (“COBRA”), the cost of which is borne by the insured individuals. Each Mainland Bank Employee Plan that is a “group health plan” within the meaning of Section 5000 of the Code has been operated in compliance with COBRA. Each Mainland Bank Employee Plan can be terminated upon sixty (60) days’ notice or less without payment of any additional compensation or amount (other than administrative costs associated with such termination) or the additional vesting or acceleration of any benefits, except as required by law. Each Mainland Bank Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects and is the subject of a favorable determination or opinion letter from the IRS with respect to its qualified status, and no event or circumstance has occurred or exists that would disqualify any such Mainland Bank Employee Plan.

(e)    Neither Mainland Bank nor any ERISA Affiliate has within the last six (6) years had any liability or contingent liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Neither Mainland Bank nor any ERISA Affiliate has incurred any unsatisfied liability under Title IV of ERISA, and no condition or set of circumstances exists that presents a risk to Mainland Bank or any ERISA Affiliate of incurring liability under Title IV of ERISA. No Title IV Plan has been completely or partially terminated and none has been the subject of a “reportable event” within the meaning of Section 4043 of ERISA. No proceeding by the Pension Benefit Investar Corporation to terminate any Title IV Plan has been instituted or threatened. Neither Mainland Bank nor any ERISA Affiliate has any liability for the termination of any Title IV Plan under ERISA Section 4062. The present value of all benefit liabilities (whether or not vested) as defined in ERISA Section 4001(a)(16) under each Title IV Plan did not exceed as of the most recent Title IV Plan actuarial valuation date, and shall not exceed as of the Closing Date, the then-current value of the assets of such Title IV Plan as determined pursuant to Code Sections 412 or 430, and (i) at the Closing Date, the current value of all accrued benefits under each Title IV Plan shall not exceed the current value of all the assets of such Title IV Plan allocable to such accrued benefits, determined as though each Plan were to terminate on the Closing Date. All premiums have been paid in full to the Pension Benefit Investar Corporation, and neither Mainland Bank nor any ERISA Affiliate has any liability for any premiums to the Pension Benefit Investar Corporation. Neither Mainland Bank nor any ERISA Affiliate has any liability for any unfunded benefit liabilities, or any accumulated funding deficiency within the meaning of ERISA Section 302 or Code Section 412 or 430, whether or not waived. Neither Mainland Bank nor any ERISA Affiliate has any liability (ii) for any lien or any interest payments or any minimum funding contributions under ERISA Section 302 or Section 401(a)(29), 412 or 430 of the Code, as applicable, or (iii) to provide security under ERISA Section 307 or Code Section 401(a)(29).
(f)    Except as set forth on Schedule 3.19(f), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Mainland Bank Employee Plan, that shall or may result (either alone or in connection with any other circumstance or event) in any material payment (whether severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or a trust with respect to any employee or other Person. No payment made as a result of any of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment) shall result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
(g)    Except as set forth on Schedule 3.19(g), there are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of Mainland Bank or any ERISA Affiliate.

(h)    No Mainland Bank Employee Plan is invested in or provides the opportunity for the purchase of any employer security (within the meaning of ERISA section 407(d)) and (ii) each Employee Plan may be amended or terminated at any time by Mainland Bank subject to compliance with the terms of such plan or agreement and all Legal Requirements, without Mainland Bank making any additional contributions to such Mainland Bank Employee Plan.
(i)    Schedule 3.19(i) identifies each employee of Mainland Bank who is (i) absent from active employment due to short or long term disability; (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state law; (iii) absent from active employment on any other leave or approved absence; (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment); or (v) not an “at will” employee.
Section 3.20    Deferred Compensation and Salary Continuation Arrangements. Schedule 3.20 contains a list of all non-qualified deferred compensation and salary continuation arrangements of Mainland Bank, if any, including (a) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (b) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been, and as of the Calculation Date, shall be, fully accrued for on the Mainland Bank Financial Statements. Each non-qualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.
Section 3.21    Intellectual Property Rights.
(a)    Schedule 3.21 contains a complete list of all registered trademarks, registered service marks, trademark and service mark applications, Internet domain names, trade names, registered copyrights and other intellectual property presently owned or held by Mainland Bank or used in a material manner by it in the conduct of its business (the “Intellectual Property”), other than commercially available “shrink wrap” or “click wrap” licenses. Except as further set forth in Schedule 3.21, Mainland Bank owns or has the right to use and continue to use the Intellectual Property in the operation of its business. Except where such violations, misappropriations, infringements or unauthorized use would not be material to Mainland Bank, (i) there are no rights of third parties to any such Intellectual Property; (ii) there is no infringement, misappropriation or unauthorized use by third parties of any such Intellectual Property; (iii) there is no pending or threatened Proceeding by any Person challenging Mainland Bank’s rights in or to any such Intellectual Property; (iv) there is no pending or threatened Proceeding by any Person challenging the validity or scope of any such Intellectual Property; and (v) there is no pending or threatened Proceeding by any Person, and Mainland Bank has not received written notice from any other Person, that Mainland Bank infringes, misappropriates or otherwise violates any Intellectual Property of any other Person.
(b)    Mainland Bank has not been charged with engaging, Mainland Bank is not engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby shall in any way impair the right of Mainland Bank or the Surviving Bank to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.22    Brokers, Finders and Financial Advisors. Except as set forth on Schedule 3.22, neither Mainland Bank, nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other fees or commissions in connection with this Agreement and the transactions contemplated hereby.
Section 3.23    Derivative Contracts. Mainland Bank is not a party to, nor has it agreed to enter into, an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Mainland Bank Financial Statements which is a financial derivative contract (including various combinations thereof).
Section 3.24    Deposits. No deposit of Mainland Bank (a) is a “brokered deposit” (as such term is defined in 12 C.F.R. Section 337.6(a)(2)); (b) was acquired through a deposit listing service; or (c) is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).
Section 3.25    Regulatory Actions. Except as set forth on Schedule 3.25, Mainland Bank is not now, and has not within the last five (5) years been, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Governmental Body that restricts the conduct of its business or that relates or related to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has Mainland Bank been notified by any Governmental Body that it is considering initiating any such item.

Section 3.26    Compliance with Laws and Regulatory Filings.
(a)    Mainland Bank has complied in all material respects with and is not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to it, including, without limitation and as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act (“CRA”), the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to consumer protection, bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all other laws and regulations governing the operations of a federally-insured financial institution (collectively, “Banking Laws”). Mainland Bank have neither had nor suspected any material incidents of fraud or defalcation involving Mainland Bank or any of its officers, directors or Affiliates during the last four years. Mainland Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to Mainland Bank that are designed to properly monitor transaction activity (including wire transfers). Mainland Bank is designated as a small bank for purposes of the CRA and has a CRA rating of “satisfactory.” Mainland Bank is “well capitalized” as defined by applicable federal regulations as of the date hereof.
(b)    Mainland Bank has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the FDIC, the TDB or any other Governmental Body having supervisory jurisdiction over Mainland Bank, and such reports, registrations and statements as finally amended or corrected, are true and complete in all material respects. Except for customary examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to Mainland Bank’s Knowledge, investigation into the business or operations of Mainland Bank. There is no unresolved violation, criticism or exception by any Governmental Body with respect to any report relating to any examinations of Mainland Bank.

(c)    Neither Mainland Bank, nor to the Knowledge of Mainland Bank, any director, officer, employee, agent or other Person acting on behalf of Mainland Bank has, directly or indirectly, (i) used any funds of Mainland Bank for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Mainland Bank, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Mainland Bank, (v) made any fraudulent entry on the books or records of Mainland Bank, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Mainland Bank, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Mainland Bank, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.
Section 3.27    Mortgage Banking Business.
(a)    Mainland Bank has complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by Mainland Bank satisfied in all material respects, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between Mainland Bank and any Agency, Loan Investor or Insurer (as such terms are defined below), (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.
(b)    No Agency, Loan Investor or Insurer has (i) notified Mainland Bank in writing that Mainland Bank has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by Mainland Bank to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of Mainland Bank or (iii) notified Mainland Bank in writing that it has terminated or intends to terminate its relationship with Mainland Bank for poor performance, poor loan quality or concern with respect to Mainland Bank’s compliance with laws.

(c)    For purposes of this Section 3.27: (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Rural Housing Service of the U.S. Department of Agriculture or any other Governmental Body with authority to (A) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by Mainland Bank or (B) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities; (ii) “Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by Mainland Bank or a security backed by or representing an interest in any such mortgage loan; and (iii) “Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by Mainland Bank, including any Agency and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.
Section 3.28    Shareholders’ List. Mainland Bank has delivered to Investar a list of the holders of shares of Mainland Common Stock as of a date within five (5) Business Days prior to the date hereof, containing for Mainland Bank’s shareholders the names, addresses and number of shares held of record, which shareholders’ list is in all respects true and complete as of such date and shall be updated prior to Closing.
Section 3.29    SEC Status; Securities Issuances. Mainland Bank is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor the rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by Mainland Bank have been registered under the Securities Act of 1933 (the “Securities Act”) and/or the Securities Act of the State of Texas, and all other applicable laws, or were exempt from any such registration requirements.
Section 3.30    Fiduciary Responsibilities. Mainland Bank has performed all of it duties as a trustee, custodian, guardian or an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.
Section 3.31    Dissenting Shareholders. Neither Mainland Bank nor any of its directors or executive officers have any Knowledge of any plan or intention on the part of any shareholder of Mainland Bank to make written demand for payment of the fair value of such holder’s shares of Mainland Common Stock in the manner provided in Chapter 10 of the TBOC.

Section 3.32    Books and Records.
(a)    The minute books and stock ledgers of Mainland Bank that have been made available to Investar, its representatives or affiliates constitute all of the minute books and stock ledgers of Mainland Bank and contain a record of all actions of its shareholders and its board of directors (and any committees thereof) as of the dates set forth therein, and such minute books and stock ledgers are complete and accurate in all material respects. All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and Tax records and all other records that relate to the business and properties of Mainland Bank that have been requested by Investar have been made available to Investar, its representatives or affiliates.
(b)    Mainland Bank makes and keeps books, records and accounts and maintains adequate internal controls, which, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in, and dispositions of, its material assets and securities and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with general or specific authorization of its board of directors and/or its duly authorized executive officers, (ii) all transactions are recorded as necessary (A) to permit the preparation of the Mainland Bank Financial Statements in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets and items therein, (iii) control and access to the material properties and assets of Mainland Bank is permitted only in accordance with general or specific authorization of its board of directors and/or its duly authorized executive officers, and (iv) the recorded accountability for assets and items is compared with the actual levels of existing items and assets at reasonable intervals and appropriate action is taken with respect to any differences.
(c)    None of Mainland Bank’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Mainland Bank or its accountants and consultants, except as pursuant to agreements with third party providers for certain of such services as is customary in the banking industry.
Section 3.33    Due Diligence by Mainland Bank. Mainland Bank acknowledges that it has had the opportunity to conduct due diligence with respect to Investar and its Subsidiaries and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Investar concerning any matter; (ii) access to information about Investar and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate the Merger; and (iii) the opportunity to obtain such additional information that Investar possesses or can acquire without unreasonable effort or expense that is necessary to make an informed decision with respect to the Merger.  Mainland Bank has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to the Merger.

Section 3.34    Guaranties. Except for items in the process of collection in the ordinary course of Mainland Bank’s business, none of the obligations or liabilities of Mainland Bank are guaranteed by any other Person, nor, except in the ordinary course of business, according to prudent business practices and in compliance with all applicable laws and regulations, has Mainland Bank guaranteed the obligations or liabilities of any other Person.
Section 3.35    Indemnification. Except as set forth on Schedule 3.35, to the Knowledge of Mainland Bank, no action or failure to take action by any present or former director, officer, employee or agent of Mainland Bank has occurred which would give rise to a material claim by any such individual for indemnification from Mainland Bank.
Section 3.36    Fairness Opinion. Prior to the execution of this Agreement, Mainland Bank has received a written opinion from Performance Trust Capital Partners, dated as of the date of this Agreement, to the effect that, subject to the terms, conditions, qualifications, assumptions and other matters set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Mainland Bank pursuant to this Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded as of the date of this Agreement.
Section 3.37    Representations Not Misleading. No representation or warranty by Mainland Bank contained in this Agreement, nor any schedule furnished to Investar by Mainland Bank under and pursuant to, or in anticipation of this Agreement, contains or shall contain on the Closing Date any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or shall be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Body having jurisdiction over Mainland Bank or its properties of the facts and circumstances upon which they were based. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, has been withheld by Mainland Bank.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF INVESTAR
Investar hereby makes the following representations and warranties to Mainland Bank as of the date of this Agreement and as of the Closing Date.
Section 4.1    Organization.
(a)    Investar is a corporation, duly organized, validly existing and in good standing under the laws of the State of Louisiana and a bank holding company duly registered under the BHC Act.
(b)    Investar Bank is a Louisiana state banking association, duly organized, validly existing and in good standing under the laws of the Louisiana.

(c)    Investar and Investar Bank each have the requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them.
(d)    True and complete copies of the Organizational Documents of Investar and Investar Bank, each as amended to date, have been made available to Mainland Bank.
(e)    The deposit accounts of Investar Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by Investar Bank.
Section 4.2    Capitalization.
(a)    The authorized capital stock of Investar consists of 40,000,000 shares of Investar Common Stock, $1.00 par value, 9,545,701 shares of which are outstanding as of September 30, 2018, and 5,000,000 shares of preferred stock, no par value, none of which is issued and outstanding as of the date of this Agreement. Investar owns all of the issued and outstanding shares of common stock, $1.00 par value, of Investar Bank (“Investar Bank Stock”). All of the issued and outstanding shares of Investar Common Stock and Investar Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person.
(b)    At the Effective Time, the shares of Investar Common Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.
Section 4.3    Approvals; Authority.
(a)    Each of Investar and Investar Bank has the requisite corporate power and authority to execute and deliver this Agreement (and any related documents), and subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the board of directors of each of Investar and Investar Bank. The board of directors of each of Investar and Investar Bank has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective organizations and shareholders.
(b)    This Agreement has been duly executed and delivered by Investar and Investar Bank. Assuming the due authorization, execution and delivery by Mainland Bank, this Agreement is a duly authorized, valid, legally binding agreement of Investar and Investar Bank enforceable against each entity in accordance with its terms, subject to the Bankruptcy Exception.

Section 4.4    No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby shall not (a) conflict with or violate any provision of the Organizational Documents of Investar or any of its Subsidiaries or (b) subject to obtaining all regulatory approvals and consents and the consents of the third parties set forth in Schedule 4.5, shall not (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Investar or any of its Subsidiaries or any of their respective properties or assets or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Investar or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Investar or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Investar or any of its Subsidiaries is a party, or by which any of their properties or assets may be bound or affected.
Section 4.5    Consents and Approvals. Except for prior approval of the Merger by the Governmental Bodies having jurisdiction over Investar and Investar Bank and the consents of the third parties set forth in Schedule 4.5, no prior consent, approval or authorization of, or declaration, filing or registrations with, any Person or Governmental Body is required of Investar or any of its Subsidiaries in connection with the execution, delivery and performance by Investar of this Agreement and the transactions contemplated hereby.
Section 4.6    Financial Statements.
(a)    Investar has furnished or made available to Mainland Bank true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC, which contains Investar’s audited consolidated balance sheets as of December 31, 2017 and 2016, and the related statements of income, comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2017, 2016 and 2015 (the “Investar Annual Financial Statements”) and (ii) Quarterly Reports on Form 10-Q for each of the quarters ended June 30, 2018 and March 31, 2018, as filed with the SEC, which contain Investar’s unaudited consolidated balance sheets and related statements of income, comprehensive income, shareholders’ equity and cash flows as of and for the quarters and interim periods ended June 30, 2018 and March 31, 2018 (the “Investar Interim Financial Statements”).
(b)    The Investar Annual Financial Statements and Investar Interim Financial Statements were prepared from the books and records of Investar and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Investar at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that the Investar Interim Financial Statements (i) omit the footnote disclosure required by GAAP and (ii) are subject to normal year-end audit adjustments required by GAAP.

Section 4.7    Employment Relations. To the Knowledge of Investar, the relations of Investar and each of its Subsidiaries with their respective employees are satisfactory. Neither Investar nor any of its Subsidiaries has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. Investar and each of its Subsidiaries has complied in all material respects with all laws relating to the employment of labor with respect to its employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar taxes, and no Person has asserted to Investar or to any of its Subsidiaries that Investar or any of its Subsidiaries is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. Neither Investar nor any of its Subsidiaries is a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against Investar or any of its Subsidiaries before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of Investar or any of its Subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees.
Section 4.8    SEC Reports. Prior to the execution of this Agreement, Investar has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act for the past three (3) years. As of their respective dates (or if amended, as of the date so amended), each of such reports and statements (i) complied in all material respects as to form with the applicable requirements under the Exchange Act and (ii) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 4.9    Regulatory Actions. There are no actions or Proceedings pending or, to the Knowledge of Investar, threatened, against Investar or Investar Bank by or before any Governmental Body having jurisdiction over Investar or Investar Bank. Neither Investar nor Investar Bank is subject to a formal or informal agreement, memorandum of understanding, board resolution, enforcement action with, or any type of financial assistance by, any Governmental Body having jurisdiction over Investar or Investar Bank. To Investar’s Knowledge, there is no fact or circumstance relating to Investar or Investar Bank that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, and Investar has no reason to believe that it shall not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger.

Section 4.10    Compliance with Laws and Regulatory Filings. Investar and each of its Subsidiaries has complied in all material respects with and is not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to it, including, without limitation and as applicable, any Banking Laws. Investar and Investar Bank have neither had nor suspected any material incidents of fraud or defalcation involving Investar, Investar Bank or any of their respective officers, directors or Affiliates during the last two years. Investar Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to Investar Bank that are designed to properly monitor transaction activity (including wire transfers). Investar Bank has a CRA rating of “satisfactory.” Each of Investar and Investar Bank is “well capitalized” as defined by applicable federal regulations as of the date hereof.
Section 4.11    Absence of Certain Changes or Events. Since December 31, 2017, (i) Investar and Investar Bank have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (ii) no Material Adverse Effect with respect to Investar or Investar Bank has occurred.
Section 4.12    Representations Not Misleading. No representation or warranty by Investar contained in this Agreement, nor any schedule furnished to Mainland Bank by Investar under and pursuant to, or in anticipation of this Agreement, contains or shall contain on the Closing Date any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or shall be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Body having jurisdiction over Investar, any of its Subsidiaries or their respective properties of the facts and circumstances upon which they were based. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, has been withheld by Investar.
ARTICLE V
COVENANTS OF MAINLAND BANK
Mainland Bank covenants and agrees with Investar as follows:
Section 5.1    Commercially Reasonable Efforts. Mainland Bank shall use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with this Agreement.
Section 5.2    Regulatory Filings. Mainland Bank shall use its commercially reasonable efforts to assist and cooperate with Investar and its Subsidiaries in filing all necessary applications and notices with, and obtaining all necessary approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement.

Section 5.3    Information. None of the information relating to Mainland Bank that is provided by Mainland Bank for inclusion in (a) the Registration Statement on Form S-4 to be filed with the SEC by Investar in connection with the issuance of shares of Investar Common Stock in the Merger (including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof) (the “S-4 Registration Statement”), which Proxy Statement/Prospectus will be mailed to Mainland Bank’s shareholders in connection with (i) the solicitation of proxies by the board of directors of Mainland Bank for use at a special meeting of Mainland Bank’s shareholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “Mainland Bank Shareholders’ Meeting”) and (ii) the offering of shares of Investar Common Stock to shareholders of Mainland Bank as part of the Merger Consideration, or (b) any filings or approvals under applicable federal or state Banking Laws or regulations or federal or state securities laws, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Mainland Bank further agrees that if it becomes aware of any information furnished by it would cause any of the statements in a regulatory filing, the Proxy Statement/Prospectus or a federal or state securities filing to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform Investar and to take appropriate steps to correct the regulatory filing, Proxy Statement/Prospectus or securities filing
Section 5.4    Approval of Shareholders of Mainland Bank. Mainland Bank, acting through its board of directors, shall take all action in accordance with applicable laws and its Organizational Documents necessary to duly call, give notice of, convene and hold the Mainland Bank Shareholders’ Meeting, including printing and mailing the Proxy Statement/Prospectus and related materials to the Mainland Bank shareholders at Mainland Bank’s sole cost and expense, promptly following the date that the S-4 Registration Statement has been declared effective by the SEC, for the purpose of (i) considering and voting upon the approval of this Agreement, the Merger and the other transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. Except to the extent that the board of directors of Mainland Bank shall have effected a Change in Recommendation pursuant to Section 5.9, the board of directors of Mainland Bank shall recommend to its shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (the “Mainland Bank Board Recommendation”), which Mainland Bank Board Recommendation shall be included in the Proxy Statement/Prospectus, and Mainland Bank shall use commercially reasonable efforts to obtain the Requisite Shareholder Approval of this Agreement, the Merger and the other transactions contemplated hereby. The board of directors of Mainland Bank shall not impose a requirement that the holders of more than the Requisite Shareholder Approval approve this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding anything contained herein to the contrary, regardless of whether or not the board of directors of Mainland Bank shall have effected a Change in Recommendation pursuant to Section 5.9, Mainland Bank shall be required to hold the Mainland Bank Shareholders’ Meeting and provide Mainland Bank shareholders with the opportunity to vote on the proposal to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.5    Activities of Mainland Bank Pending Closing.
(a)    Unless otherwise permitted in writing by Investar, from the date hereof to and including the Closing Date, as long as this Agreement remains in effect, Mainland Bank shall:
(i)    conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past banking practice;
(ii)    except as required by prudent business practices, use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;
(iii)    promptly give written notice to Investar of (A) any material change in its business, operations or prospects; (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over Mainland Bank; (C) the institution or threat of any Proceeding against Mainland Bank; or (D) any event or condition that would reasonably be expected to cause any of the representations or warranties of Mainland Bank contained in this Agreement to be untrue in any material respect or which would otherwise cause a Material Adverse Effect on Mainland Bank;
(iv)    extend credit only in accordance with existing policies and promptly classify and charge off all loans and make appropriate adjustments to the allowance for loan and lease losses in accordance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;
(v)    maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;
(vi)    perform all of its obligations under all contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Mainland Bank may in good faith reasonably dispute;
(vii)    account for all transactions and prepare all financial statements of Mainland Bank in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);
(viii)    timely file, subject to extension, all reports required to be filed with Governmental Bodies and observe and conform, in all material respects, to all applicable laws, except those being contested in good faith by appropriate proceedings; and
(ix)    provide to Investar (A) a monthly loan report of Mainland Bank that includes, without limitation, a report of all new, renewed, extended, modified and paid off loans, as well as monthly past due information, and (B) a monthly deposit report of Mainland Bank.

(b)    Between the date of this Agreement and Closing, Mainland Bank shall not, without the prior written consent of Investar, which consent shall not be unreasonably withheld:
(i)    take or fail to take any action that would cause, or would reasonably be expected to cause, the representations and warranties made in Article III to be inaccurate at the time of the Closing or preclude Mainland Bank from making such representations and warranties at the time of the Closing;
(ii)    adjust, split, combine or reclassify any of the Mainland Common Stock or other capital stock of Mainland Bank;
(iii)    issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;
(iv)    grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;
(v)    (A) make or commit to make a loan in excess of $500,000, or renew, extend the maturity of, or alter any of the material terms of any loan set forth on Schedule 5.5(b)(v); (B) renew, extend the maturity of, or alter any of the material terms of any loan which has been classified as or, in the exercise of reasonable diligence by Mainland Bank or any Governmental Body with supervisory jurisdiction over Mainland Bank, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such Persons, in excess $100,000; or (C) make or commit to make a loan to any borrower with an outstanding loan agreement, note or borrowing arrangement with Mainland Bank which has been classified as or, in the exercise of reasonable diligence by Mainland Bank or any Governmental Body with supervisory jurisdiction over Mainland Bank, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such Persons;
(vi)    open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any assets or deposit liabilities;
(vii)    enter into, amend or terminate any Mainland Bank Contracts, or any other material agreement, merge into or consolidate with any Person or entity, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and except for termination of the Mainland Bank Contracts set forth on Schedule 5.10 or as otherwise provided herein;
(viii)    other than change of control payments that are included in the Transaction Expenses subject to the Expense Cap, grant any retention, severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any of its officers, directors, employees or agents, either individually or as part of a class of similarly situated persons;

(ix)    make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay or any perquisite such as automobile allowance, club membership or dues or other similar benefits, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions and incentives consistent with past practices to employees and officers;
(x)    hire or employ any Person as a replacement for an existing position with an annual salary equal to or greater than $50,000.00 or hire or employ any Person for any newly created position;
(xi)    declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property, or directly or indirectly purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities;
(xii)    make any change in accounting methods, principles and practices, except as may be required by GAAP, RAP or any Governmental Body;
(xiii)    sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets or interest therein;
(xiv)    foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Investar of a Phase I environmental review thereof;
(xv)    increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Mainland Bank’s past banking practices;
(xvi)    reduce the amount of its allowance for loan and lease losses, except through charge-offs (and subject to the obligations under Section 5.5(a)(iv) and Section 5.16);
(xvii)    establish any new Subsidiary or Affiliate or enter into any new line of business, or acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);
(xviii)    discharge or satisfy any lien, charge or encumbrance or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

(xix)    materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan and lease losses or (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any Governmental Body;
(xx)    amend or change any provision of its Organizational Documents;
(xxi)    make any capital expenditure in excess of $10,000, except pursuant to commitments made prior to the date of this Agreement;
(xxii)    excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;
(xxiii)    prepay any indebtedness or other similar arrangements resulting in any prepayment penalty thereunder;
(xxiv)    settle any lawsuit or Proceeding involving payment by it of money damages or imposing any material restriction on its operations;
(xxv)    purchase or otherwise acquire any investment securities, other than obligations of the U.S. Department of the Treasury with a maturity of one (1) year or less;
(xxvi)    restructure or materially change its investment securities portfolio or its interest rate risk position from that as of August 31, 2018, through sales or otherwise, or the manner in which the portfolio is classified or reported;
(xxvii)    issue a replacement of any certificate representing its securities except upon (A) written notice to Investar, (B) presentation of a properly executed lost certificate affidavit in form reasonably satisfactory to Investar and (C) if required by Investar, the delivery of an indemnity or surety bond in the amount of the consideration payable with respect to shares of Mainland Common Stock represented therein;
(xxviii)    take or fail to take any action which would adversely affect or delay the ability of Mainland Bank or Investar to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement; or
(xxix)    agree to do any of the foregoing.
Section 5.6    Access to Properties and Records.

(a)    To the extent permitted by applicable law, Mainland Bank shall, upon reasonable notice from Investar to Mainland Bank, afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Investar full access to the properties, books and records of Mainland Bank during normal business hours in order that Investar may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Mainland Bank, including access sufficient to verify (i) verifying the representations and warranties of Mainland Bank under this Agreement, and compliance with its covenants and obligations hereunder, (ii) the value of the assets and the liabilities of Mainland Bank, (iii) the amount of the Transaction Expenses as of the Calculation Date, and (iv) the satisfaction of the conditions precedent to Investar’s obligations described in Article IX; provided, however, that Investar shall request permission for all such access reasonably in advance and all such access shall be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of Mainland Bank. Mainland Bank agrees at any time, and from time to time, to furnish Investar with such additional financial and operating data and other information as to the business and properties of Mainland Bank as Investar shall, from time to time, reasonably request.
(b)    As soon as practicable after they become available, Mainland Bank shall deliver or make available to Investar all unaudited monthly financial statements prepared for the internal use of management of Mainland Bank and all Mainland Bank Call Reports filed with the appropriate Governmental Body after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods.
Section 5.7    Information for Regulatory Applications and Proxy Statement/Prospectus. Mainland Bank shall promptly, but not later than five (5) Business Days after receipt of a written request by Investar, furnish Investar with all information, data and documents concerning Mainland Bank required for inclusion in (a) any application, filing, statement or document to be made or filed by Investar with any Governmental Body in connection with the transactions contemplated by this Agreement during the pendency of this Agreement, (b) the S-4 Registration Statement and any other filings with federal or state securities authorities, and (c) the Proxy Statement/Prospectus.
Section 5.8    No Solicitation.

(a)    Subject to the provisions of this Section 5.8, Mainland Bank will not, and will use commercially reasonable efforts to cause its officers, directors, employees, Affiliates, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly (i) initiate or solicit or Knowingly encourage or facilitate any inquiries or proposals with respect to, or the making of, any Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, (ii) engage, enter into, continue or otherwise participate in negotiations or discussions with, or provide any information or data to, any Person relating to an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (iv) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal or requiring Mainland Bank to abandon, terminate or breach its obligations hereunder or fail to consummate the Merger (a “Mainland Bank Acquisition Agreement”) (other than a confidentiality agreement contemplated by Section 5.8(b)) (provided, however, that the foregoing shall not prohibit Mainland Bank or its Representatives from informing any Person of the restrictions of this Section 5.8 or from contacting any Person who has made an Acquisition Proposal or inquiry or proposal relating thereto solely for the purpose of seeking clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, and any such actions shall not be a breach of this Section 5.8). Mainland Bank shall, and shall cause each of its Representatives to, (i) immediately cease any solicitations, discussions or negotiations with any Person (other than Investar or its Affiliates) conducted before the date of this Agreement with respect to any Acquisition Proposal and promptly request return or destruction of confidential information related thereto, (ii) except to the extent the Mainland Bank board of directors determines in good faith (after consultation with its legal counsel) that such action is consistent with the Mainland Bank board of directors’ fiduciary duties under applicable law, not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its Representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b)    Notwithstanding anything to the contrary in Section 5.8(a), at any time prior to obtaining the Requisite Shareholder Approval, in the event Mainland Bank receives an unsolicited, bona fide Acquisition Proposal in writing from a third party (which has not been withdrawn), Mainland Bank may engage in discussions and negotiations (including exchanging draft agreements) with, furnish or cause to be furnished any information and data to, and afford access to its personnel, properties, books and records, to the Person making such Acquisition Proposal and its Representatives if (i) the Mainland Bank board of directors has determined in good faith (after consultation with its legal counsel and financial advisor) that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal, and (ii) the Mainland Bank board of directors determines in good faith, (after consultation with its legal counsel) that the failure to take such action would be more likely than not to result in a violation of the Mainland Bank board of directors’ fiduciary duties under applicable law; provided, however, that, prior to providing any nonpublic information to such Person or participating in discussions or negotiations with such Person, Mainland Bank shall have entered into a confidentiality agreement (which confidentiality agreement shall not constitute a Mainland Bank Acquisition Agreement and a copy of which confidentiality agreement shall be promptly provided for informational purposes only to Investar) with such Person on terms that are no more favorable to such Person than the confidentiality provisions of Article VII and that any nonpublic information concerning Mainland Bank provided to such Person, to the extent not previously provided to Investar, is promptly provided to Investar. In addition, nothing herein shall restrict Mainland Bank from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable law.
(c)    Mainland Bank will notify Investar promptly (and in any event within 48 hours) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to Mainland Bank or for access to the personnel, properties, books or records of Mainland Bank by any Person that has made, or to the Knowledge of Mainland Bank, may be considering making, an Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal. Mainland Bank will (subject to the fiduciary duties of the Mainland Bank board of directors) keep Investar reasonably informed of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments thereto.
(d)    Except as provided in Section 5.9, the Mainland Bank board of directors shall not fail to make at any time required by this Agreement, withdraw, amend, modify or materially qualify, in a manner adverse to Investar, the Mainland Bank Board Recommendation, or adopt, approve or publicly recommend an Acquisition Proposal, or make any public statement inconsistent with the Mainland Bank Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Change in Recommendation”).

Section 5.9    Receipt of Superior Proposal.
(a)    Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Shareholder Approval, and only following compliance with Section 5.8 and this Section 5.9, the Mainland Bank board of directors may, if it determines in good faith (after consultation with its legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (i) make a Change in Recommendation in response to an unsolicited, bona fide Acquisition Proposal in writing from a third party made after the date hereof (which has not been withdrawn) which the board of directors of Mainland Bank determines in good faith (after consultation with its legal counsel and its financial advisors) constitutes a Superior Proposal, or (ii) terminate this Agreement pursuant to Section 11.1(i) and promptly thereafter enter into a Mainland Bank Acquisition Agreement with respect to a Superior Proposal (a “Superior Proposal Termination”).
(b)    Prior to effecting any Change in Recommendation or a Superior Proposal Termination, (i) Mainland Bank shall notify Investar in writing of its intention to take such action at least ten (10) Business Days prior to taking such action (the “Notice Period”), specifying the Superior Proposal, identifying the Person(s) making such Superior Proposal and providing Investar an unredacted copy of any proposed agreements with the Person making such Superior Proposal; (ii) during the applicable Notice Period, Mainland Bank shall have, and shall cause its financial and legal advisors and Representatives to have, negotiated in good faith with Investar (if Investar so desires) to make adjustments in the terms and conditions of this Agreement such that the Superior Proposal ceases to be a Superior Proposal; (iii) following the Notice Period, the Mainland Bank board of directors shall determine in good faith (after consultation with its legal counsel) that the failure to make a Change in Recommendation in accordance with Section 5.9(a) or effect a Superior Proposal Termination, as the case may be, would be inconsistent with the Mainland Bank board of director’s fiduciary duties under applicable law; (iv) following the Notice Period, the Mainland Bank board of directors shall determine (after consultation with its legal counsel and financial advisors) and after considering any adjustments proposed in writing by Investar, that such Superior Proposal has not been withdrawn and continues to constitute a Superior Proposal; and (v) Mainland Bank shall not be in material breach of Section 5.8 or Section 5.9. In the event any such Superior Proposal ceases to constitute a Superior Proposal and is thereafter materially amended or modified, as the case may be, Mainland Bank shall give a new notice to Investar in accordance with this Section (except that the Notice Period shall be five (5) Business Days instead of ten (10) Business Days).
Section 5.10    Termination of Mainland Bank Contracts. If requested by Investar, Mainland Bank shall take all appropriate action, including but not limited to notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that all contracts listed on Schedule 5.10 shall, if the Merger occurs, be terminated on or after the consummation of the Merger (as indicated on Schedule 5.10) on a date to be mutually agreed upon by Investar and Mainland Bank. Such notice and actions by Mainland Bank shall be in accordance with the terms of such contracts and any fees, contract payments, penalties or liquidated damages associated with the termination of such contracts be included in the Transaction Expenses in accordance with Section 2.2.

Section 5.11    Environmental Investigation; Rights to Terminate Agreement.
(a)    Investar and its consultants, agents and Representatives shall have the right, to the same extent that Mainland Bank has the right, if any, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”) at any time on or before the date that is forty-five (45) days after the date of this Agreement. Any Environmental Inspections shall be at Investar’s expense, and any findings or results of any Environmental Inspections shall not be disclosed to any individual or entity, other than Investar or Mainland Bank, unless Investar is required by law to disclose such information. Investar shall notify Mainland Bank before any physical inspections of the Property, and Mainland Bank may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by Investar, Investar shall (i) notify Mainland Bank of any Property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, and (ii) at the sole cost and expense of Investar, commence such Secondary Investigation, on or before the date that is sixty-five (65) days after the date of this Agreement. Investar shall give reasonable notice to Mainland Bank of such Secondary Investigations, and Mainland Bank may place reasonable time and place restrictions on such Secondary Investigations.
(b)    Investar shall make available to Mainland Bank the results and reports of such Environmental Inspections and Secondary Investigations promptly after Investar receives or is advised of such results. Investar shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, except as otherwise required by law, reports to any Governmental Body of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall not be made by Investar. Investar shall make no such report before Closing unless required to do so by applicable law, and in such case will give Mainland Bank reasonable written notice of Investar’s intentions.

(c)    Investar shall have the right to terminate this Agreement if (i) the factual substance of any warranty or representation set forth in Section 3.10 is not true and accurate in any material respect; (ii) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by Investar because the environmental inspection, Secondary Investigation or other environmental survey identifies material violations or potential material violations of Environmental Laws; (iii) Mainland Bank has refused to allow Investar to conduct an Environmental Inspection or Secondary Investigation in a manner that Investar reasonably considers necessary; (iv) the Environmental Inspection, Secondary Investigation or other environmental survey identifies any past or present event, condition or circumstance that would or potentially would require any material remedial or cleanup action by Mainland Bank; (v) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in compliance with all Environmental Laws applicable to the tank either now or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant Governmental Body or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which would result in a Material Adverse Effect. On or before the date that is ninety (90) days after the date of this Agreement, Investar shall give notice to Mainland Bank as to whether Investar intends to terminate this Agreement in accordance with Section 9.1 because Investar disapproves of the results of the Environmental Inspection, Secondary Investigation or other environmental survey. Mainland Bank shall have the opportunity to correct any objected to violations or conditions to Investar’s reasonable satisfaction before the date that is one hundred five (105) days after the date of this Agreement. If Mainland Bank fails to demonstrate its satisfactory correction of the violations or conditions to Investar, Investar may terminate this Agreement on or before the date that is one hundred five (105) days after the date of this Agreement.
(d)    If any past or present events, conditions or circumstances would require further investigation or remedial or cleanup action under Environmental Laws involving, individually or in the aggregate, an expenditure of $100,000 or less, Mainland Bank shall include in the Transaction Expenses such amount as is necessary to pay the aggregate costs of further investigating, remediating or cleaning up such conditions as are reasonably estimated by an independent environmental firm selected by Investar.
(e)    Simultaneously with the execution of this Agreement, Mainland Bank shall provide Investar with copies of all documents and other materials relating to environmental conditions of any Mainland Bank Real Property including, without limitation, the results of other environmental inspections and surveys to the extent such documents are in the actual possession of Mainland Bank. Mainland Bank also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Investar and, at Investar’s cost and expense, shall be entitled to certify the same in favor of Investar and its consultants, agents and representatives and make all other data available to Investar and its consultants, agents and representatives.

Section 5.12    Nature of Deposits. On the Closing Date, the deposits of Mainland Bank shall be of substantially the same character, mix, type, and makeup as such deposits were as of August 31, 2018. Such deposits shall include no additional “brokered deposits” (as such term is defined in 12 C.F.R. § 337.6(a)(2)), except for such additional brokered deposits agreed to by Investar and any extensions and renewals thereof.
Section 5.13    Continuing D&O Coverage. Mainland Bank shall obtain, and prior to the Calculation Date will fully pay for, past acts and extended reporting period “tail” insurance coverage with a claims period of four years from and after the Effective Time with respect to Mainland Bank’s (i) current directors’ and officers’ insurance policy (or comparable coverage) for each of its directors and officers currently covered under comparable policies held by Mainland Bank, (ii) employment practices liability insurance policy, (iii) current financial institutions bond (or comparable coverage) and (iv) bankers professional liability, errors and omissions and fiduciary liability insurance policies (“Tail Coverage”). In each case, the Tail Coverage will contain coverage, amounts, terms and conditions, no less advantageous to Mainland Bank and its directors, officers and employees, as applicable, than the coverage in place as of the date of this Agreement.
Section 5.14    Minutes from Directors’ and Committee Meetings. Mainland Bank shall provide Investar with copies of the minutes of all regular and special meetings of the board of directors of Mainland Bank and minutes of all regular and special meetings of any board or senior management committee of Mainland Bank held on or after the date of this Agreement (except portions of such minutes that are devoted to the discussion of this Agreement or that, upon the advice of legal counsel, are otherwise privileged). Mainland Bank shall provide copies of those minutes to Investar as soon as available, but in any event within ten (10) Business Days after the date of that meeting.
Section 5.15    Disclosure Schedules. No less than two (2) days, but no more than five (5) days, prior to the Closing Date, Mainland Bank shall provide Investar with supplemental disclosure schedules, as of a date no earlier than five (5) days prior to the Closing Date, reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of any supplemental disclosure schedules shall not cure a breach or modify any representation or warranty of this Agreement.
Section 5.16    Allowance for Loan and Lease Losses. Mainland Bank shall maintain its allowance for loan and lease losses in accordance with GAAP and RAP in a manner consistent with its existing methodology and in compliance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy in an amount adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Mainland Bank.

Section 5.17    Notification. Mainland Bank shall give prompt notice to Investar, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a disclosure schedule, as applicable, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
Section 5.18    Execution of Releases. At Closing, Mainland Bank agrees to deliver to Investar a Release, the form of which is attached hereto Exhibit B, executed by each of the directors and executive officers of Mainland Bank, as of the Closing Date.
Section 5.19    Employee Benefit Plans. To the extent requested by Investar, Mainland Bank shall execute and deliver such instruments and take such other actions as Investar may reasonably require in order to cause the amendment or termination of any Mainland Bank Employee Plans on terms satisfactory to Investar and in accordance with applicable law and effective no later than the Closing Date. All resolutions, notices, or other documents issued, adopted or executed in connection with any such amendment or termination shall be subject to Investar’s reasonable prior review and approval, which shall not be unreasonably withheld.
Section 5.20    Conforming Accounting Adjustments. Mainland Bank shall, if requested by Investar, consistent with GAAP, immediately prior to Closing, make such accounting entries as Investar may reasonably request in order to conform the accounting records of Mainland Bank to the accounting policies and practices of Investar; provided, however, that no such adjustment shall (a) constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement, (b) be an acknowledgment by Mainland Bank (i) of any adverse circumstances for purposes of determining whether the conditions to Investar’s obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to Investar’s obligations under this Agreement set forth in Section 9.3 hereof. No adjustment required by Investar under this Section 5.20 shall require any prior filing with any Governmental Body or violate any law, rule or regulation applicable to Mainland Bank.
ARTICLE VI
COVENANTS OF INVESTAR
Investar covenants and agrees with Mainland Bank as follows:
Section 6.1    Commercially Reasonable Efforts. Each of Investar and Investar Bank shall use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with this Agreement.

Section 6.2    Regulatory Filings. Investar will use its commercially reasonable efforts to, within forty-five (45) days following the date of this Agreement, prepare and file, with the cooperation of Mainland Bank, all necessary applications with and provide all necessary notices to the Federal Reserve, the FDIC, the OFI, the TDB and any other appropriate Governmental Bodies having jurisdiction over Investar or Investar Bank with respect to the transactions contemplated by this Agreement. Investar shall pay all requisite filing fees and other expenses associated with such applications and notices to such appropriate Governmental Bodies. Investar shall promptly furnish Mainland Bank and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. Investar shall use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties, including those listed on Schedule 4.5, at the earliest practicable time.
Section 6.3    Activities of Investar Pending Closing.
(a)    Unless otherwise permitted in writing by Mainland Bank (which consent shall not be unreasonably withheld or delayed) and except in a manner that, individually or in the aggregate, would not reasonably be likely to cause a Material Adverse Effect on Investar or Investar Bank, from the date hereof to and including the Closing Date, as long as this Agreement remains in effect, Investar shall, and shall cause each of its Subsidiaries to:
(i)    except as required by prudent business practices, use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;
(ii)    promptly give written notice to Mainland Bank of (A) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over Investar or any of its Subsidiaries; or (B) any event or condition that would reasonably be expected to cause any of the representations or warranties of Investar contained in this Agreement to be untrue in any material respect or which would otherwise cause a Material Adverse Effect on Investar or any of its Subsidiaries; and
(iii)    timely file, subject to extension, all reports required to be filed with Governmental Bodies and observe and conform, in all material respects, to all applicable laws, except those being contested in good faith by appropriate proceedings.
(b)    Between the date of this Agreement and the Closing, Investar shall not, and shall cause each its Subsidiaries not to,
(i)    take or fail to take any action that would, or would reasonably be expected to, adversely affect or materially impact Investar’s ability to perform its covenants and agreements under this Agreement;

(ii)    take or fail to take any action that would cause, or would reasonably be expected to cause, the representations and warranties made in Article IV to be inaccurate at the time of the Closing or preclude Investar from making such representations and warranties at the time of the Closing; or
(iii)    take or fail to take any action that would, or would reasonably be expected to, adversely affect or materially impact Investar’s ability to consummate the Merger.
Section 6.4    Stock Listing. Prior to the Effective Time, Investar shall take all steps necessary to list on the Nasdaq (or such other national securities exchange on which the shares of Investar Common Stock shall be listed as of the Effective Time), subject to official notice of issuance, the shares of Investar Common Stock to be issued in the Merger.
Section 6.5    Information for Proxy Statement/Prospectus. Investar will, with the cooperation of Mainland Bank, jointly prepare the Proxy Statement/Prospectus to be submitted to the shareholders of Mainland Bank in connection with the Mainland Bank Shareholders’ Meeting, and Investar will prepare and file with the SEC the S-4 Registration Statement. Investar and Mainland Bank shall cooperate and shall furnish to the other all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement, or any other filing, notice or application made on behalf of Investar or its Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement. Investar and Mainland Bank each shall use commercially reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement/Prospectus to the shareholders of Mainland Bank. Investar shall also use commercially reasonable efforts to satisfy, prior to the effective date of the S-4 Registration Statement, all necessary state securities law or “blue sky” notice requirements in connection with the Merger. After delivery of the final Proxy Statement/Prospectus to Mainland Bank, if either Investar or Investar Bank becomes aware that any information related to either Investar or Investar Bank that would cause any statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, Investar shall promptly inform Mainland Bank thereof and take appropriate steps to correct the Proxy Statement/Prospectus.
Section 6.6    Information. None of the information relating to Investar that is provided by Investar for inclusion in the S-4 Registration Statement or the related Proxy Statement/Prospectus or for inclusion in any filings or approvals under applicable federal or state banking laws or regulations or federal or state securities laws shall, to the Knowledge of Investar, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.7    Indemnification.
(a)    For a four (4) year period after the Effective Time, and subject to the limitations contained in applicable law and applicable Federal Reserve and FDIC regulations, including 12 U.S.C. 1828(k) and 12 C.F.R. Part 359, and to any limitations contained in the Organizational Documents of Mainland Bank, Investar shall indemnify and hold harmless each present director and officer of Mainland Bank, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting solely in his or her capacity as a director or officer of Mainland Bank to the fullest extent that the Indemnified Party would have been entitled under the Organizational Documents of Mainland Bank in effect on the date hereof, as permitted by applicable law; provided, however, that Investar’s obligation to indemnify any Indemnified Party under this Section 6.7 shall be limited to the coverage provided under and the amounts covered by the Tail Coverage contemplated by Section 5.13; provided, further, that, notwithstanding anything to the contrary set forth in the Organizational Documents of Mainland Bank, Investar shall have no obligation to advance any expenses incurred or to be incurred by any Indemnified Party in (i) any claim, action, suit, proceeding or investigation brought by any Indemnified Party against Mainland Bank (or its successor) in advance of the final disposition thereof, or (ii) any claim, action, suit, proceeding or investigation brought by Mainland Bank (or its successor) against any Indemnified Party in advance of the final disposition thereof.
(b)    Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify Investar, but the failure to so notify shall not relieve Investar of any liability it may have to the Indemnified Party to the extent such failure does not prejudice Investar. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Investar shall have the right to assume the defense thereof and Investar shall not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if Investar elects not to assume such defense or counsel for the Indemnified Party is of the opinion that there are issues which raise conflicts of interest between Investar and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to Investar, and Investar shall pay the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Party shall cooperate in the defense of any such matter, (iii) Investar shall not be liable for any settlement effected without its prior written consent, and (iv) Investar shall have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

Section 6.8    Access. For the purpose of Mainland Bank verifying the representations and warranties of Investar and Investar Bank under this Agreement, and compliance with its covenants and obligations hereunder, Investar shall make available such documents as are reasonably requested by Mainland Bank; provided however that Investar shall be permitted to keep confidential any information that Investar reasonably believes is subject to legal privilege or other legal protection that would be compromised by disclosure to Mainland Bank. Mainland Bank will use commercially reasonable efforts to minimize interference with the regular business operations of Investar and Investar Bank with any request for Investar to make available documents under this Section.
Section 6.9    Disclosure Schedules. No less than two (2) days, but no more than five (5) days, prior to the Closing Date, Investar shall provide Mainland Bank with supplemental disclosure schedules, as of a date no earlier than five (5) days prior to the Closing Date, reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of any supplemental disclosure schedules shall not cure a breach or modify any representation or warranty of this Agreement.
Section 6.10    Employee Benefit Plans.
(a)    Investar agrees that the employees of Mainland Bank who continue their employment after the Effective Time (the “Mainland Bank Employees”) will be entitled, subject to Section 6.10(a), to either (i) continue participation in any continuing Mainland Bank Employee Plans or (ii) participate as newly hired employees in the employee benefit plans and programs maintained for employees of Investar and Investar Bank, in accordance with the respective terms of such plans and programs, and Investar will take all actions reasonably necessary or appropriate to facilitate coverage of the Mainland Bank Employees in such plans and programs from and after the Effective Time. To the extent that Investar desires to maintain the effectiveness of any Mainland Bank Employee Plan, Mainland Bank will execute and deliver such instruments and take such other actions as Investar may reasonably require in furtherance of the transfer of such Mainland Bank Employee Plan to Investar on terms satisfactory to Investar and in accordance with all applicable laws and regulations.
(b)    Each Mainland Bank Employee will be entitled to credit for prior service with Mainland Bank for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (excluding vesting requirements under any stock incentive plan and severance for Mainland Bank Employees who are terminated within six months following the Effective Time, which severance is addressed in Section 6.10(c)) sponsored by Investar or Investar Bank (each, an “Investar Employee Plan”) to the extent permitted by such Investar Employee Plan and applicable laws and regulations. To the extent permitted by such Investar Employee Plan and applicable laws and regulations, any eligibility waiting period and pre-existing condition exclusion applicable to such Investar Employee Plan will be waived with respect to each Mainland Bank Employee and his or her eligible dependents. To the extent permitted by applicable laws, regulations and the applicable Investar Employee Plan, Investar will credit each Mainland Bank Employee and his or her eligible dependents for the year during which coverage under Investar’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such Mainland Bank Employee during such year under the Mainland Bank’s group health plan.

(c)    Any Mainland Bank Employee as of the date of this Agreement who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated by Investar Bank (other than for cause) within six (6) months following the Effective Time, will receive a lump sum severance payment from Investar Bank in an amount equal to two weeks compensation at such employee’s base rate of compensation, multiplied by the number of whole years of service by such employee with Mainland Bank as of the Effective Time (with a minimum of four (4) weeks of base salary and subject to a maximum of up to twenty-six (26) weeks of base salary), subject to the execution, return and non-revocation of a release of claims against Investar and its Affiliates in a form provided by Investar. For purposes of this Section, “cause” means any termination of employment due to the occurrence of one of more of the following events: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of Investar and its Subsidiaries, (ii) the employee’s commission of an act of fraud, embezzlement or theft against Investar or any of its Subsidiaries, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the failure to substantially perform the duties and responsibilities of his or her position with Investar Bank.
Section 6.11    Notification. Investar shall give prompt notice to Mainland Bank of (a) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a disclosure schedule, as applicable, or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
ARTICLE VII
CONFIDENTIAL INFORMATION
Section 7.1    Definition of “Recipient,” “Disclosing Party” and “Representative”. For purposes of this Article VII, the term “Recipient” means the party receiving the Subject Information (as defined in Section 7.2) and the term “Disclosing Party” means the party furnishing the Subject Information. The terms “Recipient” or “Disclosing Party,” as used herein, include: (a) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (b) any Person controlling, controlled by or under common control with the Recipient or the Disclosing Party, as the case may be. The term “Representative” as used herein, includes all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of any of the foregoing.

Section 7.2    Definition of “Subject Information”. For purposes of this Article VII, the term “Subject Information” means all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being nonpublic, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party. The term “Subject Information” does not include information that (a) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, provided that such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, (b) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (c) becomes available to the Recipient on a non‑confidential basis from a source other than the Disclosing Party, its Representative or otherwise, provided that such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.
Section 7.3    Confidentiality. Each Recipient hereby agrees that the Subject Information shall be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and the other agreements contemplated hereby and that the Subject Information shall be kept confidential by the Recipient and the Recipient’s Representatives; provided, however, that (a) any of such Subject Information may be disclosed to the Recipient’s Representatives (including, but not limited to, the Recipient’s accountants and attorneys) who need to know such information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such information and that the Recipient shall direct and cause such persons to treat such information confidentially); (b) any of such Subject Information may be disclosed to the extent it is required to be included in any regulatory application filed by the Recipient in connection with the Merger; (c) any of such Subject Information may be disclosed to the extent it is required to be included in the S-4 Registration Statement; and (d) any disclosure of such Subject Information may be made to which the Disclosing Party consents in writing before any such disclosure by Recipient.
Section 7.4    Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient shall advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any Person who has received material, non‑public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

Section 7.5    Return of Subject Information. In the event of termination of this Agreement for any reason, the Recipient at the request of the Disclosing Party shall promptly destroy or return to the Disclosing Party all written material containing or reflecting any of the Subject Information other than information contained in any application, notice or other document filed with any governmental agency and not returned to the Recipient by such governmental agency; provided, that Recipient shall only be required to make commercially reasonable efforts to return or destroy any Subject Information stored electronically, and neither Recipient nor Recipient’s Representatives shall be required to destroy or return any Subject Information created pursuant to its or its Representatives’ electronic backup and archival procedures. In making any such filing, the Recipient shall request confidential treatment of such Subject Information included in any application, notice or other document filed with any governmental agency.
Section 7.6    Specific Performance/Injunctive Relief. Each Recipient acknowledges that the Subject Information constitutes valuable, special and unique property of the Disclosing Party critical to its business and that any breach of this Article VII by it shall give rise to irreparable injury to the Disclosing Party that is not compensable in damages. Accordingly, each Recipient agrees that the Disclosing Party shall be entitled to obtain specific performance or injunctive relief against the breach or threatened breach of this Article VII by the Recipient or its Representatives. Each Recipient further agrees to waive, and use its reasonable efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedies. Such remedies are not the exclusive remedies for a breach of this Article VII, but are in addition to all other remedies available at law or in equity to the Disclosing Party.
Section 7.7    Required Disclosure. If the Recipient is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigation demand, or other legal or judicial process) by applicable law to disclose any of the Subject Information, the Recipient shall provide the Disclosing Party with prompt notice so that the Disclosing Party may seek a protective order or other appropriate remedy, and the Recipient shall cooperate in that effort. If such protective order or other remedy is not obtained, the Recipient shall furnish only that portion of the Subject Information which the Recipient is advised by legal opinion of the Recipient’s counsel is legally required and shall exercise its commercially reasonable efforts to obtain reasonable assurance that confidential treatment shall be accorded the Subject Information.
ARTICLE VIII
CLOSING

Section 8.1    Closing. On a date mutually agreeable to Mainland Bank, Investar and Investar Bank, which is within fifteen (15) days after receipt of all necessary regulatory, corporate, shareholder, and other approvals and the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties, a meeting (the “Closing”) shall take place. At the Closing, the parties to this Agreement shall exchange certificates and the other documents provided for under this Agreement in order to effect the Merger and the other transactions contemplated hereby and to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the Merger and the other transactions contemplated by this Agreement. The Closing shall take place at such time place as the parties may agree, or may be conducted remotely by delivery of the applicable documents, instruments, certifications and other deliveries contemplated by this Agreement, including, without limitation, by electronic mail transmission exchange of executed documents or signature pages in “.pdf” format.
Section 8.2    Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of Mainland Bank and all approvals of any Governmental Body whose approval must be received in order to consummate the Merger, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger relating to the Merger (“Effective Time”).
Section 8.3    Actions to be Taken at the Closing by Mainland Bank. At the Closing, Mainland Bank shall execute and acknowledge, or cause to be executed and acknowledged (as appropriate), and deliver to Investar such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the items set forth below (all of such actions constituting conditions precedent to Investar’s obligations to close hereunder):
(a)    True, correct and complete copies of the Certificate of Formation of Mainland Bank, and all amendments thereto, duly certified as of a recent date by the TDB;
(b)    A certificate of existence, dated as of a recent date, issued by the TDB, duly certifying as to authorization of Mainland Bank to transact the business of banking;
(c)    A certificate (or applicable screen print) of account status, dated as of a recent date, issued by the Texas Comptroller of Public Accounts, duly certifying as to the good standing of Mainland Bank under the laws of the State of Texas;
(d)    A certificate, dated as of a recent date, issued by the FDIC, duly certifying that the deposits of Mainland Bank are insured by the FDIC under the Federal Deposit Insurance Act;

(e)    A certificate, dated as of the Closing Date, executed by the Corporate Secretary or other appropriate executive officer of Mainland Bank, pursuant to which such officer shall certify: (i) the due adoption by the board of directors of Mainland Bank of corporate resolutions attached to such certificate authorizing the Merger, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (b) the due adoption and approval by the shareholders of Mainland Bank of this Agreement and the Merger; (c) the incumbency and true signatures of those officers of Mainland Bank duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and thereby; (d) that the copy of the Bylaws of Mainland Bank attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy; and (e) a true and correct copy of the list of the shareholders of Mainland Bank as of the Closing Date;
(f)    A certificate, dated as of the Closing Date, executed by an executive officer of Mainland Bank pursuant to which Mainland Bank shall certify that Mainland Bank has satisfied the conditions set forth in Section 9.1, Section 9.2, Section 9.3 and Section 9.4 of this Agreement;
(g)    All consents and approvals required to be obtained by Mainland Bank from third parties to complete the transactions contemplated by this Agreement, as specified on Schedule 3.16; and
(h)    All other documents required to be delivered to Investar by Mainland Bank under this Agreement, and all other documents, certificates and instruments as are reasonably requested by Investar or its counsel.
Section 8.4    Actions to be Taken at the Closing by Investar and Investar Bank. At the Closing, Investar and Investar Bank shall execute and acknowledge, or cause to be executed and acknowledged (as appropriate), and deliver to, or cause to be delivered to, Mainland Bank such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the items set forth below (all of such actions constituting conditions precedent to Mainland Bank’s obligations to close hereunder):
(a)    A certificate, dated as of the Closing Date, executed by the Corporate Secretary or other appropriate executive officer of Investar pursuant to which such officer shall certify: (a) the due adoption by the board of directors of Investar of corporate resolutions attached to such certificate authorizing the Merger, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (b) the incumbency and true signatures of those officers of Investar duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby; and (c) that the copy of the Bylaws of Investar attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(b)    A certificate, dated as of the Closing Date, executed by the Corporate Secretary or other appropriate executive officer of Investar Bank pursuant to which such officer shall certify: (a) the due adoption by the board of directors of Investar Bank of corporate resolutions attached to such certificate authorizing the Merger, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (b) the due adoption and approval by the sole shareholder of Investar Bank of this Agreement and the Merger; and (c) the incumbency and true signatures of those officers of Investar Bank duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby;
(c)    A certificate, dated as of the Closing Date, executed by a duly authorized officer of Investar, pursuant to which Investar shall certify that Investar has satisfied the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 of the Agreement;
(d)    All consents and approvals required to be obtained by Investar from third parties to complete the transactions contemplated by this Agreement, as specified on Schedule 4.5; and
(e)    All other documents required to be delivered to Mainland Bank by Investar under this Agreement, and all other documents, certificates and instruments as are reasonably requested by Mainland Bank or its counsel.
ARTICLE IX
CONDITIONS TO OBLIGATIONS OF INVESTAR
The obligations of Investar under this Agreement to consummate the Merger are subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Investar in its sole discretion, to the extent permitted by applicable law:
Section 9.1    Compliance with Representations and Warranties. The representations and warranties made by Mainland Bank in this Agreement or in any document or schedule delivered to Investar in connection with this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) as of the date of this Agreement and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true as of such earlier date).
Section 9.2    Performance of Obligations. Mainland Bank shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing.

Section 9.3    Absence of Material Adverse Effect. From the date hereof to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to Mainland Bank, nor shall any event have occurred which, with the lapse of time, is reasonably likely to cause or create any Material Adverse Effect with respect to Mainland Bank.
Section 9.4    Dissenters’ Rights. Shareholders of Mainland Bank representing no more than five percent (5%) of the issued and outstanding Mainland Common Stock will have demanded and be entitled to exercise dissenting shareholder rights under the TBOC.
Section 9.5    Consents and Approvals. All consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any Mainland Bank Contracts or any material contract, agreement or instrument to which Mainland Bank is a party or by which any of its respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such Mainland Bank Contracts, material contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of Mainland Bank shall have been obtained, and Mainland Bank shall have received evidence thereof in form and substance satisfactory to it.
Section 9.6    Government Approvals. Investar shall have received the necessary regulatory approvals from the Governmental Bodies, which approvals shall not impose any Burdensome Condition (as defined below), and any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal proceeding.
Section 9.7    No Injunction. No action shall have been taken, and no statute, rule, regulation, order or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger, or the transactions contemplated hereby by any government or Governmental Body or by any court that would make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable.
Section 9.8    Certain Agreements.
(a)    Each of the Director Support Agreements shall remain in full force and effect and shall have been complied with in all material respects.
(b)    Investar shall have received from each director and executive officer of Mainland Bank a Release, dated as of the Closing Date, in the form attached as Exhibit D.
Section 9.9    Registration Statement Effective. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

Section 9.10    Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of Mainland Bank as and to the extent required by the TBOC and the Organizational Documents of Mainland Bank.
Section 9.11    Tax Opinion. Investar shall have received an opinion of Fenimore, Kay, Harrison & Ford, LLP, dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Mainland Bank, Investar and others.
ARTICLE X
CONDITIONS TO OBLIGATIONS OF MAINLAND BANK
The obligation of Mainland Bank under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Mainland Bank in its sole discretion, to the extent permitted by applicable law:
Section 10.1    Compliance with Representations and Warranties. The representations and warranties made by Investar and Investar Bank in this Agreement or in any document or schedule delivered to Mainland Bank in connection with this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) as of the date of this Agreement and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true as of such earlier date).
Section 10.2    Performance of Obligations. Investar and Investar Bank shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing.
Section 10.3    Absence of Material Adverse Effect. Prior to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to Investar or Investar Bank, nor shall any event have occurred which, with the lapse of time, is reasonably likely to cause or create any Material Adverse Effect with respect to either Investar or Investar Bank.
Section 10.4    Government Approvals. Investar shall have received the necessary regulatory approvals from the Governmental Bodies and any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal proceeding.

Section 10.5    No Injunction. No action shall have been taken, and no statute, rule, regulation, order or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger, or the transactions contemplated hereby by any government or Governmental Body or by any court that would make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable.
Section 10.6    Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of Mainland Bank as and to the extent required by the TBOC and the Organizational Documents of Mainland Bank.
ARTICLE XI
TERMINATION
Section 11.1    Termination. This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the shareholders of Mainland Bank, before or at the Closing, as follows and in no other manner:
(a)    By the mutual consent of Investar and Mainland Bank and the approval of such action by their respective boards of directors.
(b)    By either Investar or Mainland Bank if:
(i)    any court of competent jurisdiction in the United States or other Governmental Body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;
(ii)    the conditions precedent to such parties’ obligations to close specified in Article IX and Article X, respectively, have not been met or waived by June 30, 2019 (“End Date”); provided, however, that (1) the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein and (2) the failure of the terminating party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the principal cause of, or materially contributed to, the failure of the Merger to be consummated by the End Date;
(iii)    any of the transactions contemplated by this Agreement are disapproved by any Governmental Body or other Person whose approval is required to consummate any of such transactions, or any application requiring approval by a Governmental Body has been withdrawn at the request of such Governmental Body; or

(iv)    if the approval by the shareholders of Mainland Bank contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the Requisite Shareholder Approval at the Mainland Bank Shareholders’ Meeting; provided, however, that Mainland Bank may only terminate the Agreement pursuant to this Section 11.1(b)(iv) if the board of directors of Mainland Bank makes the Mainland Bank Board Recommendation as required by this Agreement and has not has made a Change in Recommendation;
(c)    By Mainland Bank (provided that Mainland Bank is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) if Investar fails to comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby and such failure has not been cured within a thirty (30) day period after notice from Mainland Bank, or if any of the representations or warranties of Investar contained herein or therein that are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or the like shall be inaccurate in any respect or if any of the representations or warranties of Investar contained herein or therein that are not so qualified shall be inaccurate in any material respect;
(d)    By Investar (provided that neither Investar nor Investar Bank is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) if Mainland Bank fails to comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby and such failure has not been cured within a thirty (30) day period after notice from Investar, or if any of the representations or warranties of Mainland Bank contained herein or therein that are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or the like shall be inaccurate in any respect or if any of the representations or warranties of Mainland Bank contained herein or therein that are not so qualified shall be inaccurate in any material respect;
(e)    By Investar if any approval required to be obtained from any Governmental Body is obtained subject to restrictions or conditions on the operations of Mainland Bank, Investar, Investar Bank or the Surviving Bank which, in the reasonable judgment of Investar, would, or could reasonably be expected to (i) materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would, in the reasonable judgment of Investar, be so materially burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement; (ii) require any Person other than Investar to be deemed a financial holding company or a bank holding company under the BHC Act with respect to Investar Bank or Mainland Bank; (iii) require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation, or fee arrangements of Investar or any of its Affiliates; (iv) require any Person other than Investar to guaranty, support or maintain the capital of Investar Bank or Mainland Bank at or after the Closing; or (v) cause any Person other than Investar to be deemed to control Investar Bank or Mainland Bank (“Burdensome Condition”);

(f)    By Investar if (i) Mainland Bank has not held the Mainland Bank Shareholders’ Meeting on or before the later of June 30, 2019 and the thirtieth (30th) calendar day following the date that the S-4 Registration Statement has been declared effective by the SEC, (ii) Mainland Bank has breached its obligations under Section 5.4, Section 5.8 or Section 5.9 in a manner adverse to Investar, or (iii) the board of directors of Mainland Bank fails make the Mainland Bank Board Recommendation at any time required by this Agreement or has made a Change in Recommendation;
(g)    By Investar, if any individual that executed a Voting Agreement, a Director Support Agreement or a Release has violated the terms thereof;
(h)    By Investar in accordance with Section 5.11; or
(i)    By Mainland Bank, at any time prior to obtaining the Requisite Shareholder Approval and subject to the terms and conditions of Section 5.8 and Section 5.9, if Mainland Bank’s board of directors determines to enter into a Mainland Bank Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.9(a), but only if Mainland Bank (i) has complied with all of its obligations pursuant to Section 5.8 and Section 5.9, (ii) pays the Termination Fee and the Expense Fee pursuant to Section 11.3 and (iii) enters into such Mainland Bank Acquisition Agreement promptly after such termination.
Section 11.2    Effect of Termination. Without limiting any other relief to which either party hereto may be entitled for a breach of this Agreement, a misrepresentation hereunder or fraud, if this Agreement is terminated pursuant to the provisions of Section 11.1, no party to this Agreement shall have any further liability or obligation under this Agreement, except the provisions of Article VII hereof shall remain applicable.
Section 11.3    Termination Fee and Expenses. To compensate Investar for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Investar, the parties agree as follows:
(a)    Provided that the terminating party is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within thirty (30) days following receipt of written notice thereof by the other party specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:
(i)    Mainland Bank under the provisions of Section 11.1(i), then Mainland Bank shall pay to Investar an amount equal to the sum of $816,000 (the “Termination Fee”) plus all expenses incurred by Investar in connection with the proposed transaction, provided that the aggregate amount of all such expenses shall not exceed $250,000 (“Investar Expenses”);
(ii)    (A) Investar under the provisions of Section 11.1(f)(i), then Mainland Bank shall pay to Investar an amount equal to the sum of the Investar Expenses, or (B) Investar under the provisions of Section 11.1(f)(ii) or (iii), then Mainland Bank shall pay to Investar an amount equal to the sum of the Termination Fee plus the Investar Expenses;

(iii)    Either Investar or Mainland Bank under the provisions of Section 11.1(b)(iv), and, prior to the Mainland Bank Shareholders’ Meeting, an Acquisition Proposal has been publicly announced, publicly disclosed or otherwise made known generally to Mainland Bank’s shareholders, or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, then Mainland Bank shall pay to Investar the Investar Expenses; or
(iv)    (A) either Investar or Mainland Bank under the provisions of Section 11.1(b)(ii), if at such time the Requisite Shareholder Approval has not occurred, (B) either Investar or Mainland Bank under the provisions of Section 11.1(b)(iv), and, prior to the Mainland Bank Shareholders’ Meeting, an Acquisition Proposal has been publicly announced, publicly disclosed or otherwise made known generally to Mainland Bank’s shareholders, or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, or (C) Investar under the provisions of Section 11.1(d) or Section 11.1(f)(i), and, after the date hereof but prior to the event giving rise to such right of termination, an Acquisition Proposal has been made known to Mainland Bank’s board of directors, and, with respect to clause (A), (B) or (C), as the case may be, within twelve (12) months of the date of such termination of this Agreement, Mainland Bank enters into a Mainland Bank Acquisition Agreement with any Person with respect to any Acquisition Proposal or consummates an Acquisition Proposal (provided that for purposes of the definition of “Acquisition Proposal” in this Section 11.3(a)(iv), the references to “15%” in the definition of Acquisition Proposal in Section 12.1 below shall be deemed to be references to “50%”), then Mainland Bank shall pay to Investar an amount equal to the sum of Termination Fee plus the Investar Expenses (less the amount of Investar Expenses previously paid to Investar pursuant to Section 11.3(a)(ii)(A) or Section 11.3(a)(iii), as applicable).
(b)    The payment of the Termination Fee and/or Investar Expenses shall be Investar’s sole and exclusive remedy for monetary damages with respect to termination of this Agreement as set forth in this Section 11.3. For the avoidance of doubt, in no event shall the Termination Fee and/or the Investar Expenses described in this Section 11.3 be payable on more than one occasion.
(c)    Any payment required by this Section 11.3 shall become payable within two (2) Business Days after receipt by the non-terminating party of written notice of termination of this Agreement and shall be payable by wire transfer of immediately available funds; provided, however, that if the payment of the Termination Fee is required pursuant to Section 11.3(a)(iv), then such payment shall become payable on or before the earlier of the date of execution by Mainland Bank of such Mainland Bank Acquisition Agreement or the consummation of the Acquisition Proposal.
ARTICLE XII
MISCELLANEOUS

Section 12.1    Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
(a)    “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, joint venture, partnership, dissolution, liquidation or similar transaction involving Mainland Bank, whether in a transaction or series of transactions, (ii) any purchase of any equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 15% voting or economic interest in Mainland Bank, or (iii) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets of Mainland Bank and its Subsidiaries taken as a whole (including stock of such Subsidiaries).
(b)    “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.
(c)    “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Baton Rouge, Louisiana.
(d)    “Governmental Body” means any supranational, national, federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.
(e)    “Knowledge.” As used herein, a Person shall be deemed to have “Knowledge” or to have “Known” a particular fact or other matter if any individual who is presently serving as a director or executive officer of that Person or any Subsidiary of that Person is actually aware of or, after reasonable inquiry, or had reason to know such fact or other matter.

(f)    “Material Adverse Effect” with respect to any Person means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the condition (financial or otherwise), assets, properties, employees, deposits, liabilities (absolute, accrued, contingent or otherwise) results of operations, earnings, business or cash flows of that Person, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced Person which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (C) changes in general economic or market conditions in the United States or the States of Texas or Louisiana, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets, affecting other companies in the financial services industry; or (D) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the condition (financial or otherwise), assets, properties, employees, deposits, liabilities (absolute, accrued, contingent or otherwise) results of operations, earnings, business or cash flows of that Person, taken as a whole, as compared to other banks organized in the United States or any of its States; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement.
(g)    “Organizational Documents” means (a) with respect to a corporation or banking association, the certificate of formation, articles or certificate of incorporation or association and bylaws of such entity, (b) with respect to a limited partnership, the certificate of limited partnership (or equivalent document) and partnership agreement or similar operational agreement, (c) with respect to a limited liability company, the articles of organization (or equivalent document) and regulations, limited liability company agreement, or similar operational document and (d) with respect to any foreign entity, equivalent constituent and governance documents.
(h)    “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, audit, investigation or dispute (whether civil, criminal, administrative, investigative, at law or in equity) commenced, brought, conducted, pending or heard by or before, or otherwise involving, any Governmental Body or any arbitrator.
(i)    “Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any corporation, association or other entity in which 50% or more of the outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

(j)    “Superior Proposal” means any bona fide written Acquisition Proposal that the Mainland Bank board of directors reasonably determines in good faith, after consultation with its outside legal and financial advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person or Persons making the proposal, that, if consummated in accordance with its terms, would result in a transaction more favorable to Mainland Bank’s shareholders, from a financial point of view, than the transactions contemplated hereby (taking into account any adjustment to the terms and conditions proposed in writing by Investar in response to any such Acquisition Proposal in accordance with Section 5.9(b)).
Section 12.2    Other Definitional Provisions.
(a)    All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.
(b)    The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.
(c)    All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.
(d)    Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
(e)    References herein to any law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.
(f)    References herein to any contract, agreement, commitment, arrangement or similar terms mean the foregoing as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract, agreement, commitment, arrangement or similar matter listed on any schedule hereto, all such amendments, supplements, modifications must also be listed on such schedule.

(g)    Any document described as having been “delivered” or “made available” by a party for purposes of this Agreement consists of any document or other information that (i) was provided in writing or electronically by one party or its representatives to the other party or its representatives prior to the date of this Agreement or (ii) filed by a party with the SEC and publicly available on EDGAR prior to the date of this Agreement.
(h)    If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.
(i)    Each representation, warranty, covenant and agreement contained in this Agreement shall have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.
Section 12.3    Investigation; Survival of Agreements. No investigation by the parties or disclosure of any event or circumstance made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation or disclosure. Except for those covenants and agreements expressly to be carried out after the Effective Time, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.
Section 12.4    Amendments. This Agreement may be amended only by a writing signed by Investar, Investar Bank and Mainland Bank at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of Mainland Bank pursuant to this Agreement shall not be decreased, except in the manner otherwise contemplated herein, subsequent to the their approval of the transactions contemplated by the Agreement without the further approval by such shareholders.
Section 12.5    Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be borne and paid by the party incurring such expenses, whether or not the Merger is completed.
Section 12.6    Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 12.7    Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission or electronic mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Investar or Investar Bank:

Investar Holding Corporation 10500 Coursey Blvd. 3rd Floor Baton Rouge, Louisiana 70816 Attn: Mr. John D’Angelo, President Fax: (225) 300-8617 Electronic mail: john.dangelo@investarbank.com

With a copy to (which shall not constitute notice):

Fenimore, Kay, Harrison & Ford, LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
Fax No.:
Email: skalahurka@fkhpartners.com
Attention: Stephanie E. Kalahurka, Esq.

If to Mainland Bank:

Mainland Bank
2501 Palmer Highway, Suite 100
Texas City, Texas 77590
Fax No.:
Email: rharris@mainlandbank.com
Attention: Robert L. Harris
President and Chief Executive Officer

With a copy to (which shall not constitute notice):

Larry L. Temple
400 West 15th Street, Suite 705
Austin, Texas 78701
Fax No.:
Email: larry@larrytemple.com

Section 12.8    Controlling Law; Jurisdiction. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OR CONFLICT OF LAW (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION). VENUE FOR ANY CAUSE OF ACTION ARISING FROM THIS AGREEMENT WILL LIE IN HARRIS COUNTY, TEXAS.
Section 12.9    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 12.10    Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.
Section 12.11    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.12    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there shall be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.
Section 12.13    Entire Agreement. This Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those contained herein or in the other written agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement.
Section 12.14    Publicity. Except as otherwise required by applicable law or in connection with the regulatory application process, as long as this Agreement is in effect, neither Investar nor Mainland Bank shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.
Section 12.15    Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in a “.pdf” format transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 12.16    Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any Person other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intent of the parties that this Agreement, and the terms hereof are for the sole benefit of the parties to this Agreement and not for the benefit of any other Person. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any assignment made or attempted in violation of this Section is void and of no effect.
Section 12.17    Further Cooperation. The parties agree that they shall, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.
[Signature Page Follows]

[Signature Page to Agreement and Plan of Reorganization]
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

INVESTAR HOLDING CORPORATION

By:	/s/ John J. D'Angelo
John J. D’Angelo
President and Chief Executive Officer

INVESTAR BANK

By:	/s/ John J. D'Angelo
John J. D’Angelo
President and Chief Executive Officer

MAINLAND BANK

By:	/s/ Robert L. Harris
Robert L. Harris
President and Chief Executive Officer

EXHIBIT A

FORM OF BANK MERGER AGREEMENT

EXHIBIT A

FORM OF AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Bank Merger Agreement”), is made and entered into as of the th day of , 2018, by and between Investar Bank, a Louisiana state bank headquartered in Baton Rouge, Louisiana (“Investar Bank”), and Mainland Bank, a Texas state bank headquartered in Texas City, Texas (“Mainland Bank”).
RECITALS
WHEREAS, Investar Holding Corporation, a Louisiana corporation and registered financial holding company (“Investar”), owns all of the outstanding capital stock of Investar Bank;
WHEREAS, Investar, Investar Bank, and Mainland Bank, are parties to that certain Agreement and Plan of Reorganization, dated as of October 10, 2018 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), which provides for the acquisition of Mainland Bank by Investar. Capitalized terms which are used but not defined herein shall have the meanings given them in the Reorganization Agreement;
WHEREAS, Mainland Bank is a Texas state bank, duly organized and existing under the laws of the State of Texas, having its principal office in the City of Texas City, State of Texas, with authorized capital stock consisting of 500,000 shares of common stock, par value $0.001 per share (“Mainland Bank Stock”), of which 251,357 are issued and outstanding;
WHEREAS, Investar Bank is a Louisiana state bank, duly organized and existing under the laws of the State of Louisiana, having its principal office in the City of Baton Rouge, State of Louisiana, with authorized capital stock consisting of 40,000,000 shares of common stock, $1.00 par value (“Investar Bank Stock”), of which 3,943,600 shares are issued and outstanding and 5,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding;
WHEREAS, subject to the receipt of all required regulatory approvals, the Boards of Directors of Mainland Bank and Investar Bank have approved this Bank Merger Agreement, under which Mainland Bank shall be merged with and into Investar Bank (the “Bank Merger”), and have authorized the execution hereof; and
WHEREAS, as and when required by the provisions of this Bank Merger Agreement, all such action as may be necessary or appropriate shall be taken by Mainland Bank and Investar Bank in order to consummate the Bank Merger.
NOW, THEREFORE, in consideration of the premises, Investar Bank and Mainland Bank hereby agree that Mainland Bank shall be merged with and into Investar Bank on the following terms and conditions:

1.Merger of Mainland Bank and Investar Bank. At the Effective Time (as defined in Section 12), Mainland Bank shall be merged with and into Investar Bank in accordance with Section 351 et seq. of the Louisiana Banking Law (the “LBL”).

2.Effects of the Bank Merger. The Bank Merger will have the effects set forth in Section 355 of the LBL, Chapter 10 of the Texas Business Organizations Code and Section 32.301 of the Texas Finance Code. At the Effective Time, the corporate existence of Mainland Bank will be merged into and continued in Investar Bank, as the bank surviving the Bank Merger (“Surviving Bank”). The name of the Surviving Bank will be “Investar Bank.” Without limiting the generality of and subject to the foregoing, all of the property, rights, privileges, powers and franchises of Mainland Bank will vest in Investar Bank, as the Surviving Bank, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon, and all debts, liabilities, obligations, restrictions and duties of Mainland Bank will become the debts, liabilities, obligations, restrictions and duties of Investar Bank.

3.Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of Investar Bank, as in effect immediately before the Effective Time, will be the Articles of Incorporation and Bylaws of the Surviving Bank until thereafter changed or amended as provided by applicable law.

4.Directors and Officers. The directors and officers of Investar Bank immediately prior to the Effective Time will remain the directors and officers of the Surviving Bank from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Bank or as otherwise provided by law.

5.Conversion of Securities; Appraisal Rights. At the Effective Time, by virtue of this Bank Merger Agreement and without any further action on the part of any holder, (i) each issued and outstanding share of Investar Bank Stock will continue to remain outstanding and to represent one share of common stock of Investar Bank, and (ii) each issued and outstanding share of Mainland Bank Stock (except for Dissenting Shares, as defined below) will be converted into the right to receive the Merger Consideration in the manner and in such amounts as are set forth in Article II of the Reorganization Agreement. Any holder of Mainland Bank Stock who strictly complies with the procedural requirements of Chapter 10, Subchapter H of the TBOC shall be entitled to receive payment of the fair value of his or her shares of Mainland Bank Stock (“Dissenting Shares”) in the manner contemplated by, and subject to the limitations set forth in, Section 2.3 of the Reorganization Agreement.

6.Shareholder Approval. This Bank Merger Agreement shall be submitted for approval to the sole shareholder of Investar Bank for approval by written consent and the shareholders of Mainland Bank for approval at a meeting of the shareholders of Mainland Bank as soon as practicable after execution of this Bank Merger Agreement. Upon approval by the sole shareholder of Investar Bank and the requisite votes of the shareholders of Mainland Bank, this Bank Merger Agreement shall be made effective as soon as practicable thereafter as provided in Section 12 hereof and in accordance with the terms and conditions of the Reorganization Agreement.

7.Conditions to Consummation of the Bank Merger. Consummation of the Bank Merger as provided herein will be as set forth in Article IX and Article X of the Reorganization Agreement. In addition, all obligations of the parties under this Bank Merger Agreement are subject to the receipt of all consents, orders and regulatory approvals and satisfaction of all other requirements prescribed by law that are necessary for the consummation of the Bank Merger, including, without limitation, shareholder approval and the approval of any regulatory agency having jurisdiction over Mainland Bank or Investar Bank, including, without limitation, the Louisiana Office of Financial Institutions, the Texas Department of Banking and the Federal Deposit Insurance Corporation.

8.Termination. This Bank Merger Agreement will terminate upon the termination of the Reorganization Agreement in accordance with its terms and in no other manner. Upon such termination, neither party will have any further liability or obligation by reason of this Bank Merger Agreement to the other party.

9.Representations and Warranties of Mainland Bank. Mainland Bank is a Texas state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Texas. Mainland Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Bank Merger Agreement.

10.Representations and Warranties of Investar Bank. Investar Bank is a Louisiana state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Louisiana. Investar Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Bank Merger Agreement.

11.Waiver; Amendment. Any term or condition of this Bank Merger Agreement may be waived at any time prior to the Effective Time by the party that is entitled to the benefits thereof. This Bank Merger Agreement may be amended or modified at any time prior to the Effective Time, whether before or after action thereon by the shareholders of Mainland Bank and Investar Bank. Any waiver or amendment must be in writing.

12.Effective Time. The Bank Merger will become effective in the manner set forth in Section 354 of the LBL (“Effective Time”).

13.Multiple Counterparts. For the convenience of the parties, this Bank Merger Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Bank Merger Agreement. A facsimile, or scanned “PDF” transmission of a signed counterpart of this Bank Merger Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

14.Governing Law. THIS BANK MERGER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.

15.Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Bank Merger Agreement or to carry out and perform any undertaking made by the parties hereunder.

16.Severability.  If any provision of this Bank Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (i) this Bank Merger Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (ii) the remaining provisions of this Bank Merger Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Bank Merger Agreement; and (iii) there will be added automatically as a part of this Bank Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

17.Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Bank Merger Agreement were not performed according to its terms or otherwise were materially breached. Each of the parties agrees that, without the necessity of proving actual damages or posting bond or other security, the other party is entitled to injunctive relief to prevent breach of performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled.

18.Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Bank Merger Agreement. All articles and sections referred to herein are articles and sections, respectively, of this Bank Merger Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Bank Merger Agreement and the terms of the Reorganization Agreement, the terms of the Reorganization Agreement shall control.

19.Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Bank Merger Agreement are binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Bank Merger Agreement, or any provision herein contained, it being the intent of the parties hereto that this Bank Merger Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Bank Merger Agreement and for the benefit of no other person, except as expressly provided for herein. Nothing in this Bank Merger Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Bank Merger Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Bank Merger Agreement, except as expressly provided for herein. No party to this Bank Merger Agreement will assign this Bank Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Except as provided for in the preceding sentence, any assignment made or attempted in violation of this Section is void and of no effect.

[Signature Pages Follow]

[Investar Bank Directors’ Signature Page to Bank Merger Agreement]
IN WITNESS WHEREOF, the undersigned directors, constituting a majority of the board of directors of Investar Bank, have caused this Bank Merger Agreement to be duly executed and delivered all as of the day and year first written above.
INVESTAR BANK,
a Louisiana state bank

By:		By:
	William H. Hidalgo, Sr., Chairman		Robert C. Jordan, Director

By:		By:
	James M. Baker, Director		David J. Lukinovich, Director

By:		By:
	Thomas C. Besselman, Sr., Director		Suzanne O’ Middleton, Director

By:		By:
	James H. Boyce, III, Director		Andrew C. Nelson, Director

By:		By:
	Robert M. Boyce, Sr., Director		Carl R. Schneider, Jr., Director

By:		By:
	Antonio Clayton, Director		Frank L. Walker, Director

By:		By:
	John J. D’Angelo, Director		James E. Yegge, Director

By:		By:
	Anita M. Fontenot, Director		Gordon H. Joffrion, III, Director

[Mainland Bank Directors’ Signature Page to Bank Merger Agreement]
IN WITNESS WHEREOF, the undersigned directors, constituting a majority of the board of directors of Mainland Bank, have caused this Bank Merger Agreement to be duly executed and delivered all as of the day and year first written above.
MAINLAND BANK,
a Texas state bank

By:		By:
	Richard Celli, Chairman		Toby Hamon, Director

By:		By:
	Robert N. Bannon, Director		Mark Lyons, Director

By:		By:
	Thomas Cook IV, Director		Robert L. Harris, II, Director

By:		By:
	Peter K. Dunn, Director		Joseph A. Hoover, Director

By:		By:
	Michael Gaido, III, Director		Edward R. Harris, Jr., Director

SECRETARY’S CERTIFICATE OF SHAREHOLDER APPROVAL

1.
I hereby certify that I am the Secretary of Investar Bank, a Louisiana state bank, located in the City of Baton Rouge, State of Louisiana (“Investar Bank”) and that I have been duly appointed and am presently serving in that capacity.

2.	I further certify that by written consent dated October 8, 2018, the sole shareholder of Investar Bank adopted and approved the forgoing Bank Merger Agreement.

IN WITNESS WHEREOF, I have executed this certification on this 8th day of October, 2018.

Randy Kassmeier, Secretary

SECRETARY’S CERTIFICATE OF SHAREHOLDER APPROVAL

1.
I hereby certify that I am the Secretary of Mainland Bank, a Texas state bank, located in the City of Texas City, State of Texas (“Mainland Bank”) and that I have been duly appointed and am presently serving in that capacity.

2.
I further certify that at a special meeting of shareholders of Mainland Bank duly held on _______________, 2018, the shareholders of Mainland Bank adopted and approved the forgoing Bank Merger Agreement.

IN WITNESS WHEREOF, I have executed this certification on this ___ day of _______________, 2018.

, Secretary

[CEO’s Signature Page to Bank Merger Agreement]
IN WITNESS WHEREOF, Investar Bank and Mainland Bank have caused this Bank Merger Agreement to be executed by their duly authorized officers as of the date first above written, and the officers of each such bank have hereunto subscribed their names.

INVESTAR BANK, a Louisiana state bank

By:
John J. D’Angelo
President and Chief Executive Officer

MAINLAND BANK, a Texas state bank

By:
Robert L. Harris
President and Chief Executive Officer

ACKNOWLEDGEMENT
STATE OF LOUISIANA    §
PARISH OF EAST BATON ROUGE        §
On this the 8th day of October, 2018, before me, the undersigned authority, personally came and appeared John J. D’Angelo, to me personally known, who, being by me duly sworn, declared and acknowledged before me and the undersigned competent witnesses, that he is the President and Chief Executive Officer of Investar Bank, a Louisiana state bank (“Investar Bank”), and that in such capacity he was duly authorized to and did execute the foregoing Bank Merger Agreement on behalf of Investar Bank for the purposes therein expressed and as his and Investar Bank’s free act and deed.
WITNESSES:

Name:
	(Please print)	John J. D’Angelo
President and Chief Executive Officer

Name:
(Please print)

________________________________________
Notary Public

My Commission Expires: ______________________________

ACKNOWLEDGEMENT
STATE OF TEXAS    §
COUNTY OF GALVESTON    §
On this the ___ day of _______________, 2018, before me, the undersigned authority, personally came and appeared Robert L. Harris, to me personally known, who, being by me duly sworn, declared and acknowledged before me and the undersigned competent witnesses, that he is the President and Chief Executive Officer of Mainland Bank, a Texas state bank (“Mainland Bank”), and that in such capacity he was duly authorized to and did execute the foregoing Bank Merger Agreement on behalf of Mainland Bank for the purposes therein expressed and as his and Mainland Bank’s free act and deed.
WITNESSES:

Name:
	(Please print)	Robert L. Harris
President and Chief Executive Officer

Name:
(Please print)

________________________________________
Notary Public

My Commission Expires:______________________________

EXHIBIT B

FORM OF RELEASE

EXHIBIT B
FORM OF RELEASE
This RELEASE (this “Release”), dated October 10, 2018, is made by _______________, (the “Releasor”), in favor of Mainland Bank, a Texas state bank headquartered in Texas City, Texas (“Mainland Bank”).
RECITALS:
WHEREAS, the Releasor is a duly elected or appointed director or executive officer of Mainland Bank as of the date hereof;
WHEREAS, Investar Holding Corporation, a Louisiana corporation (“Investar”), Investar Bank, a Louisiana state bank headquartered in Baton Rouge, Louisiana and a wholly owned subsidiary of Investar (“Investar Bank”), and Mainland Bank, are parties to that certain Agreement and Plan of Reorganization dated as of October 10, 2018 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which Investar will acquire Mainland Bank through the merger of Mainland Bank with and into Investar Bank, with Investar Bank surviving the merger (the “Merger”);
WHEREAS, it is a covenant of Mainland Bank pursuant to Section 5.18 of the Reorganization Agreement that the Releasor execute and deliver this Release in connection with the execution of the Reorganization Agreement to confirm the absence of, and release, any and all claims by the Releasor Persons (as defined below) other than the Reserved Claims (as defined below) against Mainland Bank existing as of the date hereof; and
WHEREAS, the Reorganization Agreement provides that at Closing, the Releasor will also execute and deliver an instrument reaffirming, as of the Closing Date, such director’s or executive officer’s obligations, release of claims, and other covenants contained in this Release.
NOW, THEREFORE, for and in consideration of the premises contained herein, the consummation of the transactions contemplated by the Reorganization Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Releasor hereby agrees as follows:
1.Capitalized Terms. All capitalized terms not otherwise defined in this Release will have the meanings accorded them in the Reorganization Agreement.

2.Release; Related Matters.

(a)Effective as of the date hereof, the Releasor, on his own behalf and on behalf of his heirs, representatives, executors, and administrators (collectively, the “Releasor Persons”) irrevocably and unconditionally releases, waives and forever discharges Mainland Bank and its subsidiaries and successors (each, a “Released Party” and collectively, the “Released Parties”) from any and all manners of actions, obligations, liabilities, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of every type and nature whatsoever, liquidated or unliquidated, to the extent known, in law or equity (each a “Claim” and collectively, the “Claims”) relating to, arising out of or in connection with Mainland Bank and their respective businesses or assets, including any Claims arising out of or resulting from the Releasor’s status, relationship, affiliation, rights, obligations or duties as a director, officer, employee or security holder of Mainland Bank, as the case may be, for all periods through the date hereof; provided, however, that a Released Party is not released from any of its obligations or liabilities to the Releasor or other Releasor Person(s): (i) in connection with any accrued compensation and rights under any benefit plans or arrangements of Mainland Bank existing as of the date hereof; (ii) as to any rights of indemnification and related benefits pursuant to any applicable law, the articles of incorporation or bylaws of either Mainland Bank, or otherwise, or to claim insurance coverage or to be defended under any insurance coverage, including without limitation any directors and officers insurance coverage which applies to or benefits directors and/or officers of Mainland Bank and which applies to the Releasor or the other Releasor Persons; (iii) in connection with any deposits or accounts of the Releasor or the other Releasor Persons at Mainland Bank as of the date hereof; (iv) any Merger Consideration to which the Releasor or the other Releasor Persons are entitled; and (v) any rights or claims of the Releasor or the other Releasor Persons under the Reorganization Agreement (collectively, the “Reserved Claims”).

(b)The Releasor represents and warrants that in his capacity as a director, officer, employee or security holder of Mainland Bank, as applicable, the Releasor has no knowledge of any Claims that the Releasor may have against the Released Parties other than the Reserved Claims. The Releasor further represents and warrants to the Released Parties that the Releasor is the sole owner of, and has not sold, assigned or otherwise transferred (with or without consideration) to any person, any Claims that would otherwise be released by this Release, but for such sale, assignment or transfer.

(c)The Releasor irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party based upon any matter purported to be released hereby.

(d)Each Released Party hereby (a) irrevocably and unconditionally releases, waives and forever discharges the Releasor and the other Releasor Persons from all Claims relating to, arising out of or in connection with Mainland Bank, its businesses and/or assets, including any Claims arising out of or resulting from the Releasor’s status, relationship, affiliation, rights, obligations and/or duties as a director, officer, employee or security holder of Mainland Bank for all periods through the date hereof only and (b) irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or instituted, any proceeding of any kind against any Releasor Persons based upon any matter released hereby.

3.No Admission. Neither the execution or the delivery of this Release, nor the performance of the terms hereof, by any of the parties to this Release will be considered an admission by any of them of any present or past wrongdoing or liability, and any and all such alleged admissions or liabilities are expressly denied by all of the parties to this Release.

4.Covenant Not To Sue. It is expressly intended and agreed that none of the parties to this Release will assert against any other party any claim based on the matters encompassed by this Release, other than with respect to the Reserved Claims.

5.Authority. The Releasor represents and warrants that he has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Releasor in the capacity in which executed. The Releasor further represents and warrants that he has entered into this Release freely of his own accord and without reliance on any representations of any kind or character not set forth herein.

6.Successors. This Release shall be binding upon the undersigned Releasor, the Releasor Persons and their respective heirs, executors, and administrators, and shall inure to the benefit of the Releasor, the Releasor Persons, the Released Parties and their respective successors, predecessors, parents, subsidiaries, affiliates and other related parties.

7.Governing Law; Construction. This Release and the rights and obligations of each party subject to this Release will be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without giving effect to any principles of conflicts of law. This Release is executed and delivered in connection with and under the Reorganization Agreement, and will be construed as a part of the transactions contemplated by the Reorganization Agreement.

8.Entire Agreement; Amendment. This Release represents the entire understanding between the parties relating to the subject matter of the Release and supersedes all prior agreements and negotiations between the parties. This Release will not be amended, modified, or altered in any manner except in writing signed by the parties to this Release.

9.Severability; Modification. If any term or other provision of this Release is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws, (i) such term or provision will be fully severable and this Release will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Release; (ii) the remaining provisions of this Release will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Release; and (iii) there will be added automatically as a part of this Release a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Release is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

10.Counterparts. This Release may be signed in multiple counterparts, each of which will be deemed an original, and all executed counterparts together will be deemed to be one and the same instrument. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Release will be sufficient to bind the party or parties whose signature(s) appear thereon.

11.Termination of Agreement. This Release is executed and delivered contemporaneously with the execution and delivery of the Reorganization Agreement. If Reorganization Agreement is terminated in accordance with its terms prior to consummation of the Merger, this Release shall not become effective but shall be null and void and of no force or effect.

[Signature Page Follows]

[Signature Page to Release]
IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first above written.

MAINLAND BANK

By:
Robert L. Harris
President and Chief Executive Officer

RELEASOR